Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MANN+HUMMEL HOLDING GmbH,

M+H SUB 2015 INC.,

AFFINIA GROUP HOLDINGS INC.

and

James S. McElya and Joseph A. Onorato

(solely in their capacity, collectively, as the Sellers’ Representative)

Dated as of August 13, 2015

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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ANNEXES, EXHIBITS AND SCHEDULES

Annex I:	Definitions

Exhibit A:	Sellers Delivering Written Consent
Exhibit B:	Form of Stockholder Written Consent
Exhibit C:	Form of Amended and Restated Charter
Exhibit D:	Form of Material Terms for Letter of Transmittal

Schedule 4.1:	Subsidiaries
Schedule 4.3(a):	Capitalization
Schedule 4.3(b):	Title to Shares
Schedule 4.4:	Company Subsidiaries; Title to Equity Interests
Schedule 4.5:	No Violation; Third Party Consents (Company)
Schedule 4.6:	Governmental Consents (Company)
Schedule 4.8:	Undisclosed Liabilities
Schedule 4.9:	Absence of Material Adverse Effect and Certain Events
Schedule 4.10:	Material Contracts
Schedule 4.11:	Key Customers and Key Suppliers
Schedule 4.12(a):	Registered Intellectual Property
Schedule 4.12(b):	Title to Intellectual Property
Schedule 4.12(c):	Third Party Intellectual Property Rights
Schedule 4.12(d):	Company Intellectual Property Actions
Schedule 4.13(a):	Employment Actions
Schedule 4.13(b):	Collective Bargaining
Schedule 4.13(c):	Notice of Complaints and Actions
Schedule 4.13(d):	Certain Employment Agreements
Schedule 4.13(e):	Severance and Continuing Payments
Schedule 4.14(a):	Employee Benefit Plans
Schedule 4.14(c):	Certain Payments or Benefits to Employees
Schedule 4.14(d):	Multiemployer Plans
Schedule 4.15:	Taxes
Schedule 4.16(a):	Owned Real Property
Schedule 4.16(b):	Owned Land Use Rights
Schedule 4.16(c):	Real Property Leases
Schedule 4.17(a):	Material Actions
Schedule 4.17(b):	Governmental Orders
Schedule 4.17(c):	Product Liability
Schedule 4.18(a):	Compliance with Laws
Schedule 4.19:	Environmental Matters
Schedule 4.21:	Transactions with Sellers and Affiliates
Schedule 4.22:	Company Brokers
Schedule 4.23:	Anti-Corruption Laws
Schedule 4.26:	Trade Control Laws
Schedule 5.3:	No Violation; Third Party Consents (Parent)
Schedule 5.7:	Parent Deliveries to Lenders
Schedule 6.1:	Conduct of the Business Pending the Closing
Schedule 7.11(a):	ASA Intercompany Accounts
Schedule 9.1(b):	Required Antitrust Law and Foreign Investment Law Approvals
Schedule 12.1:	Permitted Payments

iv	Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 13, 2015, is made and entered into by and among MANN+HUMMEL HOLDING GmbH, a German limited liability company (“Parent”), M+H SUB 2015 INC., a Delaware corporation and a wholly-owned indirect subsidiary of Parent (“Merger Sub”), AFFINIA GROUP HOLDINGS INC., a Delaware corporation (the “Company”), and James S. McElya and Joseph A. Onorato, solely in their capacity, collectively, as the Sellers’ Representative (as defined below). Capitalized terms used and not otherwise defined herein have the respective meanings set forth in Annex I.

RECITALS

WHEREAS, the respective boards of directors (or equivalent governing bodies) of each of the Company, Parent and Merger Sub have each (a) determined that the Merger (as defined below) is fair to, advisable and in the best interests of their respective equityholders and (b) approved and declared advisable this Agreement and the Transaction (as defined below), including the Merger, upon the terms and subject to the conditions set forth herein; and

WHEREAS, in connection with the execution and delivery of this Agreement, each of the Sellers listed on Exhibit A has executed and delivered into escrow a written consent in the form attached hereto as Exhibit B approving this Agreement and the Transaction in accordance with the DGCL and the Organizational Documents (as defined below) of the Company, which consent will become effective by its terms immediately after the execution of this Agreement by all of the parties hereto.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, mutual covenants and agreements hereinafter set forth, and subject to the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER; CLOSING

1.1 Merger; Surviving Corporation. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”) in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DGCL. As a result of the Merger, the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall continue its existence under the laws of the State of Delaware, and the separate existence of Merger Sub shall cease.

1.2 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”), to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the requirements of Section 251 of the DGCL and shall take all such other

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actions as may be required by applicable Laws to make the Merger effective as promptly as practicable. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later date and time as may be agreed to by the parties and is specified in the Certificate of Merger (such time and date being referred to herein as the “Effective Time”).

1.3 Closing.

(a) Subject to Section 1.3(b), the closing of the Transaction (the “Closing”) will take place at 10:00 a.m. Eastern Time on the tenth (10th) Business Day after the conditions to the Closing set forth in ARTICLE IX have been met or waived (except for those conditions which by their terms are to be satisfied at the Closing), or on such other date as mutually agreed by the parties (the date upon which the Closing actually occurs the “Closing Date”), at Hogan Lovells US LLP, 7930 Jones Branch Drive, 9th Floor, McLean, VA 22102. Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

(b) If all of the conditions to Closing set forth in ARTICLE IX have been satisfied or waived, other than (x) the condition set forth in Section 9.1(e), and (y) those conditions which by their terms are to be satisfied at the Closing but are capable of being satisfied as of such time, and Parent has notified the Company in writing that Parent and Merger Sub are ready, willing and able to consummate the Closing (the “Parent Closing Notice”), then:

(i) the Company shall delay the Closing to a date that is no later than the date that is sixty (60) days following receipt of the Parent Closing Notice and shall provide Parent written notice of such delayed Closing Date (the “Delayed Closing Date”) at least ten (10) Business Days prior to such Delayed Closing Date; and

(ii) prior to such Delayed Closing Date, the Company shall cause any of the ASA Entities that have not been transferred as of the date of the Parent Closing Notice to be transferred, sold, divested, spun out or otherwise removed from the Acquired Companies on or prior to such Delayed Closing Date (collectively, the “Alternative ASA Disposition”);

provided, that in the event of delivery of a Parent Closing Notice by the Parent, the Outside Date shall be extended until the date that is five (5) Business Days after the Delayed Closing Date. Notwithstanding the foregoing, the condition to Closing set forth in Section 9.1(e) shall remain in effect through the Delayed Closing Date (and thereafter until the Transaction is consummated or this Agreement is terminated), but shall also be deemed satisfied by the consummation of an Alternative ASA Disposition. Upon the closing of the Transaction on the Delayed Closing Date, such date shall constitute the Closing Date for all purposes under this Agreement.

1.4 Effect of Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without

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further act or deed, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.5 Organizational Documents of the Surviving Corporation. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, (a) the bylaws of the Surviving Corporation as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to conform to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except as to the name of the Surviving Corporation, which shall be Affinia Group Holdings Inc., and as so amended shall be the bylaws of the Surviving Corporation until duly amended as provided therein or by applicable Laws, and (b) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be in the form attached hereto as Exhibit C, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until duly amended as provided therein or by applicable Laws.

1.6 Directors and Officers.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, to hold office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) After giving effect to the resignations delivered pursuant to Section 3.1(b), the officers of the Company as of the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly appointed and qualified or their earlier resignation or removal or otherwise ceasing to be an officer in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

MERGER CONSIDERATION; CONVERSION OF SECURITIES

2.1 Merger Consideration. Subject to the timing and manner of payment as set forth herein, the aggregate merger consideration payable to the Sellers in connection with the Merger and pursuant to this Agreement (such aggregate amount, the “Merger Consideration”) shall be equal to the Purchase Price:

(a) minus, the Transaction Expenses;

(b) minus, the Escrow Amount;

(c) minus, the Sellers’ Representative Fund Amount;

(d) plus, the ASA Sale Proceeds; and

(e) plus, the Interest Factor.

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2.2 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

(b) Each issued and outstanding share of Company Common Stock shall be converted into (i) the right to receive the Per Share Merger Consideration Amount at such time and in the manner provided in Section 2.5, (ii) a contingent right to receive a portion of the Escrow Amount at such time and in the manner provided in Section 7.9, and (iii) a contingent right to receive a portion of the Sellers’ Representative Fund Distribution Amount at such time and in the manner provided in Section 10.1, all subject to Section 2.7 and the other terms and condition of this Agreement without any interest thereon; and

(c) Each share of capital stock of the Company held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made or consideration delivered with respect thereto.

2.3 Treatment of RSUs and Phantom Shares.

(a) RSUs. All RSUs that shall be vested at the Closing for which shares of Company Common Stock shall not yet have been issued in accordance with the RSU Agreements, or that shall become vested at the Closing in connection with the Merger, including to the extent vested in accordance with the terms of the Company Stock Incentive Plan or the RSU Agreements or at the discretion of the Company’s board of directors, shall be deemed converted as of the Effective Time (without any future liability to Parent (other than as specifically set forth in Section 2.5), the Company or any other Person after the Effective Time), into (i) the right to receive cash from the Company in an aggregate amount equal to the product of the aggregate number of such vested RSUs and the Per Share Merger Consideration Amount at such time and in the manner provided in Section 2.5, (ii) a contingent right to receive a portion of the Escrow Amount at such time and in the manner provided in Section 7.9, and (iii) a contingent right to receive a portion of the Sellers’ Representative Fund Distribution Amount at such time and in the manner provided in Section 10.1, subject to the terms and conditions of this Agreement without any interest thereon. Any unvested RSU that shall not become vested, including to the extent not vested in accordance with the terms of the Company Stock Incentive Plan or at the discretion of the Company’s board of directors, shall, immediately prior to the Effective Time, automatically be extinguished and cancelled without the right to receive any consideration (with no payment being made hereunder with respect thereto).

(b) Phantom Shares. Any unvested Phantom Shares in participants’ share accounts under the Deferred Compensation Plan shall become vested at the Closing in connection with the Merger. As of the Effective Time, each Phantom Share held under the

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Deferred Compensation Plan shall be deemed converted as of the Effective Time (without any future liability to Parent (other than as specifically set forth in Section 2.5), the Company or any other Person after the Effective Time), into (i) the right to receive cash from the Company in an amount equal to the Per Share Merger Consideration Amount at such time and in the manner provided in Section 2.5, (ii) a contingent right to receive a portion of the Escrow Amount at such time and in the manner provided in Section 7.9, and (iii) a contingent right to receive a portion of the Sellers’ Representative Fund Distribution Amount at such time and in the manner provided in Section 10.1, subject to the terms and conditions of this Agreement without any interest thereon.

(c) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee thereof, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 2.3(a) and Section 2.3(b).

2.4 Distribution Schedule.

(a) Not later than six (6) Business Days prior to the Closing Date, the Company shall in good faith prepare and deliver, or cause to be prepared and delivered, to Parent a distribution schedule (such schedule, as may be amended pursuant to this Section 2.4, the “Distribution Schedule”), taking into consideration the corporate actions contemplated by Section 2.3, setting forth the following:

(i) the Company’s good faith calculation, as of the Closing Date, of (i) the Closing Indebtedness Amount (calculated as the aggregate amount payable under the Pay-Off Letters, copies of which shall be delivered with the Distribution Schedule), (ii) the Senior Notes Indebtedness Amount, (iii) the Transaction Expenses (including a list and specification of amounts paid or payable), (iv) the ASA Sale Proceeds, (v) the Merger Consideration and (vi) the Per Share Merger Consideration Amount;

(ii) the name and address (as listed in the corporate record books of the Company) of each Seller, together with other information regarding each Seller as may be reasonably requested by the Paying Agent;

(iii) the number of Shares, if any, held by each Seller;

(iv) the number of vested RSUs, if any, held by each Seller;

(v) the number of Phantom Shares, if any, held by each Seller;

(vi) the portion of the Merger Consideration allocated and payable at the Closing to each Seller; and

(vii) a calculation of the Pro Rata Share for each Seller.

(b) The Company shall consider in good faith any objections prepared by or on behalf of Parent and delivered not later than four (4) Business Days prior to the Closing Date, relating to any calculation provided pursuant to Section 2.4(a) and, to the extent agreed by the Company in its sole discretion (acting in good faith), amend such calculations in light of any such objections.

(c) Not later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent any updated and finalized calculations of the (i) the Closing Indebtedness Amount, (ii) the Senior Notes Indebtedness Amount, (iii) the Transaction Expenses, (iv) the ASA Sale Proceeds, (v) the Merger Consideration and (vi) the Per Share Merger Consideration Amount, as amended pursuant to Section 2.4(b).

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2.5 Closing Payments.

(a) Prior to the Effective Time, Parent shall enter into an agreement reasonably satisfactory to the Company with the Paying Agent (the “Paying Agent Agreement”). No later than one (1) Business Day prior to the Closing Date, Parent shall deposit or cause to be deposited with the Paying Agent a cash amount in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments under this ARTICLE II together with the Paying Agent’s fees and expenses (such cash being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Shares, vested RSUs and Phantom Shares. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under this ARTICLE II shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 2.5(a) shall not be used for any purpose other than as contemplated by this Section 2.5(a).

(b) At the Closing, Parent shall pay or cause to be paid, on behalf of the Company, the amounts set forth in the Pay-off Letters delivered pursuant to Section 3.1(a), to the extent included in Closing Indebtedness Amount, by wire transfer of immediately available funds to the accounts of the applicable lenders or other parties as set forth in the Pay-off Letters.

(c) Payments to Stockholders.

(i) At the Closing, Parent shall direct the Paying Agent to pay, subject to the conditions set forth in this Section 2.5(c), with respect to each Stockholder who shall have delivered to the Company prior to the Closing Date a completed letter of transmittal containing material terms substantially in the form of Exhibit D hereto (“Letter of Transmittal”) and (with respect only to such Stockholders who hold Shares represented by certificates) certificate(s) representing the Shares held by such Stockholder, an amount equal to the product of the number of shares of Company Common Stock held by such Stockholder and the Per Share Merger Consideration

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Amount, in each case, which such amounts shall be payable by wire transfer of immediately available funds on the Closing Date to the account designated in such Stockholder’s Letter of Transmittal.

(ii) In the event that any certificates representing Shares have been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the Stockholder claiming such certificate to be lost, stolen or destroyed, and, if required by Parent, providing a reasonable indemnification agreement (but without the posting of any bond), Parent shall direct Paying Agent to pay, or cause the Surviving Corporation to pay, in exchange for each share of Company Common Stock represented by such lost, stolen or destroyed certificate, the Per Share Merger Consideration Amount. Until a delivery of a Letter of Transmittal as contemplated by this Section 2.5, the Shares held by a Stockholder shall be deemed at any time after the Effective Time to represent only the right to receive a portion of the Merger Consideration as contemplated by this ARTICLE II, without interest. If this Agreement is terminated pursuant to the terms hereof, Parent shall direct the Paying Agent to return to the submitting Stockholders all Letters of Transmittal and any accompanying certificates representing Shares previously submitted to the Paying Agent.

(d) At the Closing, Parent shall direct the Paying Agent to pay to the Company, for the benefit of and for payment to the RSU Holders in accordance with this ARTICLE II, by wire transfer of immediately available funds to one or more accounts designated by the Company to Parent and the Paying Agent at least five (5) Business Days prior to the Closing Date, an amount equal to the aggregate sum of the product of the number of vested RSUs (whether vested at the Closing or that shall become vested at the Closing in connection with the Merger) held by each RSU Holder and the Per Share Merger Consideration Amount (such product, the “RSU Payment Amount”). Promptly (but in no event later than the Closing Date), Parent shall, with respect to each RSU Holder who shall have delivered to the Company on or prior to the Closing Date a completed Letter of Transmittal, cause the Surviving Corporation to pay to each such RSU Holder, through the Surviving Corporation’s payroll system on the next scheduled payroll date (but at least three (3) Business Days after the Closing Date) (with respect to RSU Holders who are employed by the Company and/or its Subsidiaries at the time of such payment) or pursuant to the payment instructions set forth in such RSU Holder’s Letter of Transmittal (with respect to RSU Holders who are not employed by the Company and/or its Subsidiaries at the time of such payment), in consideration of the cancellation of each of such RSU Holder’s vested RSUs (whether vested at the Closing or that shall become vested at the Closing in connection with the Merger), the RSU Payment Amount with respect to such RSU Holder, less any required withholding Taxes required to be withheld with respect to such payment, and without interest thereon.

(e) At the Closing, Parent shall direct the Paying Agent to pay to the Company, for the benefit of and for payment to the participants under the Deferred Compensation Plan in accordance with this ARTICLE II, by wire transfer of immediately available funds to one or more accounts designated by the Company to Parent and the Paying Agent at least five (5) Business Days prior to the Closing Date, an amount equal to the aggregate sum of the product of the number of Phantom Shares (whether vested at the Closing or that shall become vested at the Closing in connection with the Merger) held by such participant and the Per

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Share Merger Consideration Amount (such product, the “Deferred Compensation Payment Amount”). Promptly (but in no event later than the Closing Date), Parent shall, with respect to each participant under the Deferred Compensation Plan who shall have delivered to the Company on or prior to the Closing Date a completed Letter of Transmittal, cause the Surviving Corporation to pay to such participant, through the Surviving Corporation’s payroll system on the next scheduled payroll date (but at least three (3) Business Days after the Closing Date) (with respect to participants under the Deferred Compensation Plan who are employed by the Company and/or its Subsidiaries at the time of such payment) or pursuant to the payment instructions set forth in such participant’s Letter of Transmittal (with respect to participants under the Deferred Compensation Plan who are not employed by the Company and/or its Subsidiaries at the time of such payment), in consideration of the cancellation of each of such participant’s Phantom Shares (whether vested at the Closing or that shall become vested at the Closing in connection with the Merger), the Deferred Compensation Payment Amount with respect to such participants, less any required withholding Taxes required to be withheld with respect to such payment, and without interest thereon.

(f) At the Closing, Parent shall deposit, or cause to be deposited, by wire transfer of immediately available funds an amount equal to the Escrow Amount to be held by the Escrow Agent in accordance with the terms of this Agreement, including Section 7.9, and the Escrow Agreement.

(g) At the Closing, Parent shall pay, or cause the Surviving Corporation to pay, by wire transfer of immediately available funds, any unpaid Transaction Expenses set forth on the Distribution Schedule, to the applicable recipients thereof as set forth on the Distribution Schedule, other than those reflected on the Distribution Schedule as having elected to be paid by the Company from May 31, 2015 through the Closing.

(h) At the Closing, Parent shall deposit, or cause to be deposited, by wire transfer of immediately available funds an amount equal to the Sellers’ Representative Fund Amount to be held by the Sellers’ Representative in accordance with the terms of ARTICLE X.

(i) The Surviving Corporation shall be entitled to deduct and withhold from the applicable portion of the Merger Consideration otherwise payable pursuant to this Agreement, such amount as the Surviving Corporation is required to deduct and withhold with respect to such payment under the Code or any other applicable Law. To the extent that amounts are so deducted, withheld and paid over to the relevant Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.6 Delivery of Letter of Transmittal from and after the Closing Date. Following the termination of the Exchange Fund in accordance with Section 2.8, with respect to each Stockholder, RSU Holder and Deferred Compensation Plan participant who shall not have delivered to the Company, on or prior to the Closing Date, a Letter of Transmittal, and (with respect only to Stockholders who hold shares represented by certificates) certificate(s) representing such shares held by such Stockholder (subject to Section 2.5(c)), promptly (but in no event later than five (5) Business Days) following such Stockholder’s, RSU Holder’s and Deferred Compensation Plan participant’s delivery to the Surviving Corporation of a completed

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Letter of Transmittal, and (with respect only to Stockholders who hold shares represented by certificates) certificate(s) representing such Stockholder’s shares (subject to Section 2.5(c)), (i) Parent shall pay, or cause the Surviving Corporation to pay, all amounts that would previously have been payable with respect to such shares, vested RSUs or Phantom Shares pursuant to Sections 2.5(c), (d) and (e) had such Letter of Transmittal, and (as applicable) certificate(s), been delivered on or prior to the Closing Date and (ii) the Sellers’ Representative shall pay all amounts that would previously have been payable with respect to such shares, vested RSUs or Phantom Shares pursuant to Section 10.1 had such Letter of Transmittal, and (as applicable) certificate(s), been delivered on or prior to the Closing Date.

2.7 Notices to Stockholders; Dissenting Shares.

(a) The Company shall, as promptly as reasonably practicable after the date of this Agreement and after the receipt of the Required Stockholder Consent, mail or deliver to each Stockholder, RSU Holder and Deferred Compensation Plan participant: (i) a letter from the Company (A) providing a brief information statement regarding the Company and the Transactions, and (B) with respect to each Stockholder, (I) providing the notification required by Section 228(e) of the DGCL with respect to the Required Stockholder Consent and (II) providing notice in the manner contemplated in Section 262 of the DGCL of such Stockholder’s right to dissent to the Merger pursuant to Section 262 of the DGCL, and (ii) a Letter of Transmittal. The Company shall afford Parent a reasonable opportunity to review and comment upon the documents described in this Section 2.7(a) and shall consider in good faith Parent’s comments thereto.

(b) Notwithstanding any other provision of this Agreement to the contrary, any share of Company Common Stock that is outstanding immediately prior to the Effective Time and that is held by a Stockholder who shall have not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded appraisal for such share in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive with respect to the shares of Company Common Stock, the consideration payable pursuant to Section 2.2(b). Such Stockholder shall instead be entitled to receive payment of the appraised value of such share of Company Common Stock in accordance with the provisions of Section 262 of the DGCL, except that any Dissenting Share held by a Stockholder who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost his, her or its rights to appraisal of such share of Company Common Stock under such Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive with respect to the shares of Company Common Stock, the Per Share Merger Consideration Amount in the manner provided in Section 2.5, the contingent right to receive a portion of the Escrow Amount at such time and in the manner provided in Section 7.9, and a contingent right to receive a portion of the Sellers’ Representative Fund Amount at such time and in the manner provided in Section 10.1, all subject to the terms and conditions of this Agreement and without any interest thereon. The Company shall give Parent and the Paying Agent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company or any of its representatives relating to Stockholders’ rights of appraisal and keep Parent reasonably informed with respect to the status of, and give Parent the reasonable opportunity to participate in, all material

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negotiations and proceedings with respect to any such demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands, except as required by applicable Law.

2.8 Termination of the Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Stockholders, RSU Holders or any Deferred Compensation Plan participants by the date that is one hundred eighty (180) days after the Effective Time shall be delivered to the Surviving Corporation. Any Stockholder (other than holders of Dissenting Shares) who has not theretofore complied with this ARTICLE II shall thereafter be entitled to seek recourse from the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings) upon due surrender of such Stockholder’s certificates representing Shares (if applicable, or affidavits of loss in lieu of any such certificates), without any interest thereon in accordance with the provisions set forth in Section 2.5(c). Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

2.9 Closing of Transfer Books. At the Effective Time, the Company Common Stock transfer books shall be closed and no transfer of Shares that were issued and outstanding prior to the Effective Time shall thereafter be made. At the Effective Time, by virtue of the Merger and without any further action on the part of the Stockholders, Parent, Company or Merger Sub, the Shares shall be cancelled and extinguished, and each certificate or instrument previously representing such Shares (other than Dissenting Shares) shall represent only the right to receive its respective portion of the Merger Consideration pursuant to this ARTICLE II. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate(s) representing Shares, including Dissenting Shares.

ARTICLE III

CLOSING DELIVERIES

3.1 Deliveries by the Company. At or prior to the Closing, the Company shall have delivered or caused to be delivered to Parent the following items:

(a) Pay-off Letters in respect of the Closing Indebtedness;

(b) written resignations, effective as of the Closing Date, from any directors and officers of the Acquired Companies as requested by Parent in writing at least three (3) Business Days in advance of the Closing Date;

(c) documentation evidencing the terminations pursuant to Section 7.4 (Related Party Arrangements) reasonably acceptable to the Parent;

(d) a certificate of good standing of each Acquired Company from the Secretary of State of its State of Incorporation or any equivalent documentation obtained following reasonable efforts by the Company for any Acquired Company organized or incorporated outside of the United States;

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(e) the Escrow Agreement, duly executed by the Company and the Seller’s Representative;

(f) a duly completed and executed certificate pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c) issued by the Company certifying that an interest in the Company is not a United States real property interest within the meaning of Section 897 of the Code;

(g) a duly executed certificate from the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Closing Date, given by him or her on behalf of the Company and not in his or her individual capacity, certifying to the effect that the conditions set forth in Sections 9.2(a) and (b) have been satisfied; and

(h) a certificate in customary form from the secretary or other officer of the Company dated as of the Closing Date and attaching with respect to the Company true and complete copies of (A) the Company’s certificate of incorporation and all amendments thereto, in effect as of the Closing Date, and (B) the Company’s bylaws and all amendments thereto, in effect as of the Closing Date.

3.2 Deliveries by Parent and Merger Sub. At or prior to the Closing, Parent and Merger Sub shall have delivered or caused to be delivered to the Company the following items:

(a) payment of the closing payments set forth in Section 2.5 (which amounts shall be deposited with the Paying Agent no later than one (1) Business Day prior to the Closing Date);

(b) the Paying Agent Agreement duly executed by Parent and the Paying Agent;

(c) the Escrow Agreement duly executed by Parent and the Escrow Agent; and

(d) a duly executed certificate from an authorized officer of each of Parent and Merger Sub, dated as of the Closing Date, given by him or her on behalf of Parent and Merger Sub, respectively, and not in his or her individual capacity, certifying to the effect that the conditions set forth in Sections 9.3(a) and (b) have been satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows, except as (i) set forth in the corresponding sections or subsections of disclosure schedules delivered by the Company to Parent on the date of this Agreement (each, a “Schedule” and collectively, the “Disclosure Schedules”) and (ii) disclosed in the Company SEC Documents (except for disclosure contained in any risk factor sections or in any other section to the extent

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any such disclosure is a “forward looking statement” specifically identified in such forms, reports or documents as such or to the extent any such disclosure is cautionary, predictive or forward-looking in nature); provided, that in no event shall any disclosure contained in any Company SEC Document qualify or limit the Fundamental Representations or the Capitalization Representations:

4.1 Organization. The Company is a Delaware corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, operate or lease its assets and properties, and to conduct its business as presently conducted by it. The Company is qualified or authorized to do business in each foreign jurisdiction where such qualification is necessary to conduct its business as presently conducted by it, except where the failure to be so qualified would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect. The copies of the Organizational Documents of the Company and any stockholders’ or similar agreement or voting agreement relating to any class of equity interests of the Company, which have been made available to Parent, are true and complete. Each Subsidiary of the Company and the Subsidiary’s jurisdiction of incorporation or organization is set forth on Schedule 4.1. Each Subsidiary of the Company is duly organized, validly existing and, to the extent each such concept is applicable, in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own, operate or lease its assets and properties, and to conduct its business as presently conducted by it, except where the failure to have such status would not reasonably be expected to adversely impact the Business in a material respect. Each Subsidiary, to the extent each such concept is applicable, is qualified or authorized to do business in each foreign jurisdiction where such qualification is necessary to conduct its business as presently conducted by it, except where the failure to be so qualified would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect.

4.2 Authority. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to enter into and deliver this Agreement and the Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder, and, subject to the receipt of the Required Stockholder Consent, to consummate the Transaction and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The affirmative vote or consent of a majority of the issued and outstanding shares of Company Common Stock is the only vote or consent of the holders of any capital stock of the Company necessary under the DGCL and the Organizational Documents of the Company to adopt this Agreement and approve the Merger (the “Required Stockholder Consent”). The Required Stockholder Consent is sufficient for the holders of the capital stock of the Company to adopt and approve this Agreement and the Merger, and no other corporate proceedings are necessary to authorize this Agreement or to consummate the Merger and the Transactions (other than the filing and recordation of the Certificate of Merger and such other documents as required by the DGCL). Subject to the receipt of the Required Stockholder Consent, the execution and delivery by the Company of this Agreement and the Transaction Agreements to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transaction, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and the Transaction Agreements to which the Company is a party shall be, duly executed and delivered by the Company, as applicable. Assuming the due authorization, execution and delivery of this

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Agreement and the Transaction Agreements by Parent and Merger Sub, this Agreement constitutes, and each of the Transaction Agreements to which the Company is a party (when so executed and delivered) will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar Laws affecting or limiting the enforcement of creditor’s rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The board of directors of the Company, at a duly called and held meeting, has unanimously (a) determined that this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby, including the Merger, are advisable, fair to and in the best interests of the Company’s stockholders, approved this Agreement and resolved to recommend that the Stockholders vote in favor of the adoption of this Agreement and the Merger (the “Recommendation”) and (b) directed that this Agreement be submitted to the Stockholders for their adoption.

4.3 Capitalization; Title to Shares.

(a) The authorized capital stock of the Company consists of 5,000,000 shares of capital stock, of which 4,800,000 are shares of Company Common Stock, $0.01 par value per share and 200,000 are shares of preferred stock, par value $0.01 per share, and no such shares of preferred stock are outstanding. Of such authorized shares, (i) 3,592,140.44685 shares of Company Common Stock are issued and outstanding, (ii) 173,284.09325 shares of Company Common Stock are currently subject to RSUs (all of which shares of Company Common Stock subject to RSUs are expected to be vested at the Closing Date), and (iii) 1,369.50400 shares of Company Common Stock are currently subject to Phantom Shares. The Shares are held of record by the Sellers as set forth on Schedule 4.3(a). Schedule 4.3(a) contains a complete and correct list of each RSU Holder including the number of RSUs held by each such RSU Holder and of each participant in the Deferred Compensation Plan holding Phantom Shares including the number of Phantom Shares held by each such participant. All of the outstanding shares of Company Common Stock are duly authorized and validly issued and fully paid and non-assessable and were issued in conformity with all applicable Law and were not issued in violation of, and are not subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Organizational Documents of the Company.

(b) Except as set forth on Schedule 4.3(b), (i) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments that would require the Company to issue, sell, or otherwise cause to become outstanding any of its equity interests or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such equity interests, (ii) there are no outstanding obligations of the Company (except as specifically required by this Agreement) to repurchase, redeem or otherwise acquire any of its equity interests, and (iii) there are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Company. Schedule 4.3(b) sets forth any stockholders’ or similar agreement or voting agreement relating to any class of equity interests of the Company, and the Company has made available true and complete copies of all such agreements to Parent. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

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4.4 Company Subsidiaries; Title to Equity Interests. The copies (and, where only a translation has been provided, the translation) of the Organizational Documents of the Acquired Companies, which have been made available to Parent, are true and complete (except in the case of the translations, which are true and complete in all material respects). For each Subsidiary of the Company (each, a “Company Subsidiary”), Schedule 4.4 sets forth (a) the nature of the equity interest held directly or indirectly by the Company, (b) the holder of such equity interests, (c) the total number of such equity interests that are outstanding, and (d) the percentage of the outstanding equity interests held by the Company or another Acquired Company in such Company Subsidiary (each such equity interest held by an Acquired Company in a Company Subsidiary, an “Equity Interest”). The Equity Interests constitute, and, except as set forth on Schedule 4.4, on the Closing Date will constitute, all of the equity of each Company Subsidiary held by an Acquired Company. Except as set forth on Schedule 4.4, there are no other equity securities of any Company Subsidiary, and there are no securities convertible into or exchangeable for any equity securities of any Company Subsidiary. The Acquired Companies are not, and, except as set forth on Schedule 4.4, prior to the Closing Date will not become, a party to or subject to any Contract wherein any Person has, or will have, a right, option or warrant to purchase or acquire any rights in any additional capital stock or other securities of the Company Subsidiaries. Except as set forth on Schedule 4.4, there are no stockholder agreements, voting trusts or other material agreements in effect with respect to any securities of any Company Subsidiary. All Equity Interests held by an Acquired Company have been duly issued and are fully paid and non-assessable and not subject to any Encumbrances, except for Encumbrances contained in the Organizational Documents of the Company or a Company Subsidiary or arising in connection with this Agreement or those imposed by Parent or arising pursuant to any Closing Indebtedness of an Acquired Company that will be released prior to or as of the Closing. None of the issued Equity Interests held by an Acquired Company was issued in violation of any preemptive rights. Except as set forth on Schedule 4.4, there are no Subsidiaries, joint ventures or other Persons which are material to the business of the Company which an Acquired Company owns, of record or beneficially, any direct or indirect equity or other similar interest or any right (contingent or otherwise) to acquire any direct or indirect equity or other similar interest.

4.5 No Violation; Third Party Consents. Assuming that all consents, waivers, approvals, orders and authorizations described in Section 4.6 and those set forth on Schedule 4.6 have been obtained and all registrations, qualifications, designations, declarations or filings with any Governmental Authority described in Section 4.6 have been made, and except as set forth on Schedule 4.5, the execution and delivery by the Company, as applicable, of this Agreement and the Transaction Agreements to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the Transaction, do not and will not conflict with or violate, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination cancellation, amendment or acceleration of, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any asset of an Acquired Company that is material to the Business taken as a whole or any Company Subsidiary under, the terms and provisions of (a) the Organizational Documents of the Company or any Company Subsidiary, (b) any Contract, (c)

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any Real Property Lease or (d) any Law applicable to the Business or by which any of the Acquired Companies or any of their respective properties are bound, or any Governmental Order issued by a Governmental Authority by which the Company is bound or obligated, except, in the case of clauses (b), (c) and (d) of this Section 4.5, as would not, individually or in the aggregate, have a Material Adverse Effect.

4.6 Governmental Consents. Except as set forth on Schedule 4.6 and as contemplated by Section 6.5(b) with respect to any filings under the HSR Act or other applicable Antitrust Law or Foreign Investment Law and the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities and “blue sky” laws and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, no consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Company in connection with the execution and delivery by the Company of this Agreement and the Transaction Agreements to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the Transaction, other than such of the foregoing that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect.

4.7 Company SEC Documents; Financial Statements.

(a) The Company SEC Documents constitute all forms, reports or documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished prior to the date of this Agreement by the Acquired Companies with the SEC under any of the Securities Act, the Exchange Act or the Indenture, as applicable, since January 1, 2013 (the “Applicable Date”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes Oxley Act of 2002 (the “Sarbanes Oxley Act”) and the Indenture, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing, and none of the Company SEC Documents at the time of filing (or, if amended prior to the date of this Agreement, as of the date of such amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, or are to be made, not misleading. Other than under the Indenture, none of the Acquired Companies is required to file any reports or forms with the SEC.

(b) The Company has provided to Parent true and complete copies of the following: (i) the audited consolidated balance sheets of Affinia Group Intermediate Holdings Inc. and its Subsidiaries as of and for the years ended December 31, 2013 and December 31, 2014, (ii) the related audited, consolidated statements of operations, stockholder’s equity and cash flows of Affinia Group Intermediate Holdings Inc. and its Subsidiaries as of and for the years ended December 31, 2013 and December 31, 2014 (such items (i) and (ii), collectively, the “Audited Financial Statements”), (iii) the unaudited, consolidated balance sheet of Affinia Group Intermediate Holdings Inc. and its Subsidiaries as of May 31, 2015 (such date, the “Balance

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Sheet Date” and such balance sheet, the “Interim Balance Sheet”), and (iv) the related unaudited, consolidated statements of operations of Affinia Group Intermediate Holdings Inc. and its Subsidiaries for the period ended on the Balance Sheet Date (such items (iii) and (iv), the “Interim Financial Statements” and collectively with the Audited Financial Statements, the “Financial Statements”).

(c) The Audited Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and in a manner consistent with past practice, in all material respects, from period to period from financial information contained in the financial, accounting and operating data and records of the Acquired Companies and the ASA Entities, and present fairly in all material respects the consolidated financial condition, changes in cash flows and results of operations of the Acquired Companies and the ASA Entities as of the respective dates thereof and for the respective periods indicated. The Interim Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and in a manner consistent with past practice, in all material respects, from period to period from financial information contained in the financial, accounting and operating data and records of the Acquired Companies, and present fairly in all material respects (subject to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from customary year-end adjustments consistent with past practice) the consolidated financial condition and results of operations of the Acquired Companies as of the respective dates thereof and for the respective periods indicated.

(d) The Company has provided to Parent true and complete copies of (i) the unaudited balance sheet of the Company as of and for the year ended December 31, 2014, (ii) the related unaudited statements of operations of the Company as of and for the year ended December 31, 2014 (such items (i) and (ii), the “AGHI Financial Statements”). The AGHI Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and in a manner consistent with past practice, in all material respects, from period to period from financial information contained in the financial, accounting and operating data and records of the Company, and present fairly in all material respects (subject to the absence of footnote disclosures and other presentation items) the financial condition and results of operations of the Company as of the date thereof and for the period indicated. From January 1, 2015 through the date of this Agreement, the Company has conducted no business operations, acquired no assets, and has incurred no Liabilities or expenses other than immaterial Liabilities for corporate compliance and with regard to the AGHI Loan, the total repayment obligations for which as of the Balance Sheet Date (including all outstanding principal amount, accrued and unpaid interest and applicable fees) was $20,400,000.

(e) As of the date of this Agreement, the accounts receivable of the filtration operation of the ASA Entities which may be purchased by a newly formed Subsidiary of the Company in Brazil pursuant to the Call and Put Option Agreement represent bona fide claims of the filtration division against the ASA Entities (including each of Automotiva and Pellegrino as if such entities had been separate from the filtration operation) for products provided or services performed and all such accounts receivable are collectible (without deduction, discount, set-off, waiver or modification to the extent included within the Interim Financial Statements), and all products provided and services performed which gave rise to such accounts were delivered or performed in accordance with the applicable orders or Contracts. The Interim Financial

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Statements do not reflect or include any income, cost, expense, account receivable of the ASA Entities, nor include (other than as a reserve provision) any obligation that is intended to be released, reduced, forgiven or waived as part of the ASA Transactions.

(f) Affinia Group Intermediate Holdings, Inc. (“Affinia Intermediate”) maintains disclosure controls and procedures required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Affinia Intermediate in reports that it files under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Affinia Intermediate’s filings with the SEC. Affinia Intermediate maintains internal controls over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) sufficient in all material respects to provide reasonable assurance regarding the reliability of Affinia Intermediate’s financial reporting and the preparation of the Affinia Intermediate’s financial statements for external purposes, in each case, in accordance with GAAP. Since the Applicable Date, the Affinia Intermediate’s chief executive officer and chief financial officer have disclosed to Affinia Intermediate’s auditors and to the audit committee of the board of directors of Affinia Intermediate (A) any “significant deficiencies” and “material weaknesses” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Affinia Intermediate’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Affinia Intermediate’s internal control over financial reporting, in the case of (A) and (B) to the extent such persons have knowledge of the same. Copies of the minutes of the meetings of the audit committee of the board of directors of Affinia Intermediate and the Company held from the Applicable Date to the date of this Agreement have been provided to Parent or its representatives. The terms “significant deficiencies” and “material weaknesses” have the meanings assigned to such terms in Rule 13a-15(f) of the Exchange Act. The Acquired Companies maintain systems of internal accounting controls sufficient in all material respects to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, and (ii) transactions are recorded as necessary to permit the preparation of financial statements on a consistent basis and to maintain accountability for assets.

4.8 Undisclosed Liabilities. Except as set forth on Schedule 4.8, the Acquired Companies do not have any Liabilities that would be required to be reflected or reserved against on the Financial Statements or the AGHI Financial Statements or described in the notes thereto in accordance with GAAP and were not so reflected, reserved against or described, other than (a) as set forth on the Financial Statements or the AGHI Financial Statements or in the notes thereto, (b) those incurred in the Ordinary Course of Business since the Balance Sheet Date (except, as to AGHI, as set forth in Section 6.1(b)(xv)) or (c) those that would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole. Other than as set forth on Schedule 4.8, the Company is not a party to (i) any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the Securities and Exchange Commission), or (ii) any hedging, derivatives, or similar Contract.

4.9 Absence of Material Adverse Effect and Certain Events. Except as contemplated by this Agreement, the terms of the ASA Transactions, or as set forth on

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Schedule 4.9, since the Balance Sheet Date through the date of this Agreement, the Acquired Companies have conducted their business in all material respects in the Ordinary Course of Business and there has not been:

(a) a Material Adverse Effect or any event, change, effect or development which would or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(b) any Leakage;

(c) any change in accounting methods, principles or practices of an Acquired Company materially affecting the consolidated assets, liabilities or results of operations of the Business, except insofar as may have been required by Law or GAAP;

(d) any damage, destruction or loss, whether or not covered by insurance, with respect to the Material Assets;

(e) any new Encumbrances on any of the Equity Interests, other than Permitted Encumbrances;

(f) any sale, assignment, transfer, conveyance, lease or other disposal of, any Material Assets, except for inventory, accounts receivable or other assets sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(g) any amendment, cancellation, written notice of non-renewal or termination of any Material Contract except in the Ordinary Course of Business;

(h) with respect to the Business, any capital expenditures by an Acquired Company, or commitments by an Acquired Company to make any capital expenditures, in excess of Ten Million Dollars ($10,000,000) in the aggregate;

(i) any institution or settlement by any Acquired Company of any legal proceedings which, individually or in the aggregate, would be material to the Business;

(j) except to the extent accrued for in the Interim Balance Sheet or otherwise in the Ordinary Course of Business, (i) any award or payment of any bonuses to any current or former director, officer or employee of any Acquired Company, (ii) any award or payment of any deferred compensation, severance or any increase in the compensation payable by any Acquired Company to any current or former director, officer or employee of any Acquired Company, or (iii) any material increase in the coverage or benefits available to any current or former director, officer or employee of any Acquired Company under any Benefit Plan; or

(k) any entry by any Acquired Company into any agreement to do anything described in Sections 4.9(a)-(j).

4.10 Material Contracts. Schedule 4.10 Part (a) sets forth a list of all Material Contracts. Except as set forth on Schedule 4.10 Part (b) and assuming the due authorization, execution and delivery by the other parties thereto, each of the Material Contracts is legal, valid

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and binding, and in full force and effect, and enforceable by each Acquired Company that is a party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar Laws affecting or limiting the enforcement of creditor’s rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Schedule 4.10 Part (c), there is no material breach, violation or default by any Acquired Company (or, to the Knowledge of the Company, any other party) under any such Material Contract. Except as set forth on Schedule 4.10 Part (d), to the Knowledge of the Company, no Acquired Company has received written notice from any other party to a Material Contract that such other party intends to terminate or renegotiate in any material respect the terms of such Material Contract. Prior to the date of this Agreement, the Company has made available to Parent a true and complete copy of each Material Contract, together with all amendments, modifications or supplements thereto.

4.11 Customers and Suppliers. Schedule 4.11 sets forth a true and complete list of (a) the top fifteen (15) third-party customers (by revenue) during the 2014 fiscal year of the Business (the “Key Customers”), and (b) the top twenty (20) third-party suppliers (by Dollar volume of purchases) during the 2014 fiscal year of the Business (the “Key Suppliers”). Except as set forth on Schedule 4.11, since December 31, 2014 through the date of this Agreement, (i) no Key Customer or Key Supplier has canceled or otherwise terminated its relationship with the Business, and to the Knowledge of the Company, the Business has not received any written notice from any Key Customer or Key Supplier to the effect that any such Key Customer or Key Supplier intends to terminate or materially adversely modify its relationship with the Business, (ii) no Key Customer that is identified on Schedule 4.11 as a top ten (10) third-party customer (by revenue) during the 2014 fiscal year of the Business has terminated or given written notice to an Acquired Company that such Key Customer intends to terminate any purchase orders relating to one or more products which, when taken together, would result in a reduction in an excess of five percent (5%) of the aggregate annual revenue to be received by the Acquired Companies, taken as a whole, as compared to the twelve (12)-month period ended on the Balance Sheet Date from sales to such Key Customer, and (iii) no Key Supplier that is identified on Schedule 4.11 as a top ten (10) third-party supplier (by Dollar value of purchases) during the 2014 fiscal year of the Business has notified the Company that it intends to take any action that would result in an increase in excess of five percent (5%) of the aggregate annual gross spend (or value added spend in the case of third party services or modules providers) by the Company and its Subsidiaries in procuring the products supplied by such Key Supplier as compared to the twelve (12)-month period ended on the Balance Sheet Date.

4.12 Intellectual Property.

(a) Schedule 4.12(a) sets forth a complete and accurate list of (i) each issued patent and pending application for patent owned by any Acquired Company; (ii) each trademark or service mark registration or application to register a trademark or service mark owned by any Acquired Company; (iii) each copyright registration or application to register a copyright owned by any Acquired Company; and (iv) each internet domain name owned by any Acquired Company. Except as set forth on Schedule 4.12(a), to the Knowledge of the Company there are no pending oppositions to register any trademark or service mark owned by any Acquired Company.

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(b) The Acquired Companies own all right, title and interest in and to, or have the right to use, all material Intellectual Property (including the items set forth on Schedule 4.12(a)) used in the conduct of the Business as presently conducted, free and clear of all Encumbrances (except Permitted Encumbrances) except where the failure to have such rights would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 4.12(b), to the Knowledge of the Company, (i) all of the material Intellectual Property owned by any Acquired Company is valid and subsisting (including, to the Knowledge of the Company, timely payment having been made of all maintenance fees on issued patents), (ii) all material registered trademarks and material registered patents owned by any Acquired Company are enforceable, (iii) the Intellectual Property owned or licensed by any Acquired Company includes all of the Intellectual Property necessary to conduct the Business as conducted as of the Closing in the Ordinary Course of Business, except where the failure to have such Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect, and (iv) each of the Acquired Companies has taken reasonable measures to protect the secrecy and confidentiality of the material confidential information, including the trade secrets, of the Business.

(c) To the Knowledge of the Company, the Business, the conduct and operations thereof, and its products and services, have not, since the Applicable Date, and do not, infringe upon any patents, trademarks (including service marks, slogans and trade dress), copyrights or any other Intellectual Property rights, or constitute misappropriation of any confidential or trade secret information of any third party in any jurisdiction in which the Business is currently conducted. Except as set forth on Schedule 4.12(c), within the twenty-four (24)-month period preceding the date of this Agreement, no Acquired Company has received any written charge, complaint, claim, demand or notice alleging any infringement or misappropriation by the Business of the Intellectual Property rights of any third party, except for any charges, complaints, claims, demands or notices relating to matters which would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Except as set forth on Schedule 4.12(d), to the Knowledge of the Company, no third party is infringing upon or has infringed upon or misappropriated any Intellectual Property rights of any Acquired Company relating to the Business, except for such infringement or misappropriations which would not, individually or in the aggregate, have a Material Adverse Effect; and within the twenty-four (24)-month period preceding the date of this Agreement, none of the Acquired Companies has brought any judicial or administrative actions or proceedings or asserted any claim (other than claims that have been resolved to the Acquired Companies’ satisfaction) against any third party alleging any of the foregoing.

4.13 Labor Matters.

(a) Except as set forth on Schedule 4.13(a), each of the Acquired Companies, is and since the Applicable Date through the date hereof has been (i) in compliance in all material respects with all applicable Laws relating to its former and current employees, workplace practices, and terms and conditions of employment with or retention by Acquired Companies, and (ii) in compliance in all material respects with all applicable Laws, agreements and contracts relating to the classification of personnel as independent contractors, temporary agency employees and “leased” employees (within the meaning of Section 414(n) of the Internal

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Revenue Code or any other applicable Laws of any other country). Except as set forth on Schedule 4.13(a), there is not pending or, to the Knowledge of the Company, threatened, any material Action of any Person or any order, decree or judgment of any Governmental Authority relating to the employment of the employees of the Business.

(b) Except as set forth on Schedule 4.13(b), (i) none of the Acquired Companies is a signatory or a party to, or otherwise bound by, any collective bargaining agreement which covers employees of any Acquired Company, nor is any such agreement being negotiated by the Company or any Subsidiary; (ii) none of the Acquired Companies has agreed to recognize any union or other collective bargaining representative to represent any employees of any Acquired Company; (iii) no union or other collective bargaining representative has been certified as representing any employees of any Acquired Company; and (iv) to the Knowledge of the Company, there is no union organizing campaign threatened or being conducted, and none has been threatened or conducted within the twelve (12)-month period preceding the date of this Agreement, to attempt to gain recognition or certification of any union or other collective bargaining representative to represent any employees of any Acquired Company. There is no labor dispute, strike, slowdown, concerted refusal to work overtime or work stoppage involving any employees of any Acquired Company pending or, to the Knowledge of the Company, threatened.

(c) Except as set forth on Schedule 4.13(c), no material written notices have been received by any Acquired Company since the Applicable Date with respect to any Action filed with any Governmental Authority against any Acquired Company claiming that such Acquired Company has violated any applicable employment Laws, or, to the Knowledge of the Company, any Action filed with any Governmental Authority against any of the employees of any Acquired Company in such individuals’ capacity as employees of the Acquired Companies or threatened to be filed with any Governmental Authority against any Acquired Company. To the Knowledge of the Company, no written notice has been received by any Acquired Company since the Applicable Date that any Governmental Authority responsible for the enforcement of labor or employment Laws intends to conduct an investigation of such Acquired Company.

(d) Schedule 4.13(d) sets forth a complete and correct list of: (i) all employment agreements for each employee of any Acquired Company whose 2014 annual compensation exceeded Two Hundred Thousand Dollars ($200,000) (inclusive of bonuses other than any such agreements that can be terminated without the obligation to pay any severance); (ii) all management or consulting agreements with any Person paid annual compensation from any Acquired Company in excess of One Hundred Thousand Dollars ($100,000) and retained by the Acquired Company as a “leased employee” (within the meaning of Section 414(n) of the Internal Revenue Code or under the applicable Laws of any other country) or as other independent contractors, or consultants. Complete and correct copies of each of the Contracts with respect to each item listed on Schedule 4.13(d) have been made available to Parent prior to the date of this Agreement.

(e) Schedule 4.13(e) sets forth all severance or continuing payment obligations of any Acquired Company with a reference to each such Contract identified by date, as well as all unpaid severance or continuing payments of any kind (other than pursuant to a plan or program described in Section 4.14 hereof) which are due or claimed to be due from the Acquired Company to any Person whose employment with the Acquired Company has been terminated or who has given or received notice of termination of such employment.

(f) From the Applicable Date until the date of this Agreement, no Acquired Company has incurred any Liability under, and each Acquired Company has complied in all material respects with, the Worker Adjustment Retraining Notification Act and any similar state or local Law or the relevant Laws of any other country.

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4.14 Employee Benefit Plans.

(a) Schedule 4.14(a) sets forth a list of each material plan, program, policy, agreement and arrangement, whether oral or in writing, providing retirement, pension, profit-sharing, savings, health and welfare, disability, life, accident, termination, separation, severance, retention, change-in-control, bonus, incentive, equity compensation, or other similar benefits or payments to any current or former employees of the Acquired Companies or to which any Acquired Company contributes or has any obligation to contribute or has any liability (each, without regard to materiality, a “Benefit Plan” and collectively, the “Benefit Plans”). For the avoidance of doubt, the Benefit Plans include benefits or plans established or maintained by the Acquired Companies to satisfy a requirement of Law, but do not include benefits or plans that are delivered or provided by a Governmental Authority, regardless of whether the Acquired Companies make contributions to such arrangements, such as payments mandated by a Governmental Authority for which none of the Acquired Companies maintains a plan to deliver such payments, such as statutory severance obligations. Except as set forth on Schedule 4.14(a), with respect to each Benefit Plan:

(i) each Benefit Plan (and each related trust, insurance Contract or fund) has been administered in a manner materially consistent with its terms and complies in all material respects in form and operation with applicable Law;

(ii) all contributions, premiums or other payments (including all employer contributions and employee salary reduction contributions) that are required to be made under the terms of any Benefit Plan have been timely made;

(iii) Each of the Benefit Plans that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or may rely upon a favorable opinion letter from the United States Internal Revenue Service (“IRS”) regarding such qualified status, which letter has not been revoked, and, to the Company’s Knowledge, no event has occurred that would reasonably be expected to adversely affect such qualified status of any such Benefit Plan; and

(iv) the Company has made available to Parent correct and complete copies of the plan documents and most recent summary plan descriptions for each Benefit Plan, and, with respect to each Benefit Plan covering employees resident in the United States, together with, to the extent applicable to any such Benefit Plan, the current trust (or other funding) agreement, the most recent annual report on Form 5500, the most recent financial statement, the most recent actuarial report, each agreement with any service provider, investment manager or investment advisor with respect to any Benefit

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Plan, the most recent IRS determination or opinion letter, any summaries of material modifications, and any correspondence in the past three years with any Governmental Authority with respect to the Benefit Plan.

(b) With respect to each Benefit Plan, no action, suit, proceeding, hearing or, to the Knowledge of the Company, investigation (other than routine undisputed claims for benefits) is pending or, to the Knowledge of the Company, threatened.

(c) Except as set forth on Schedule 4.14(c), no payment or benefit which will or may be made by an Acquired Company with respect to any “disqualified individual” (as defined in Code Section 280G and the regulations thereunder and hereafter referred to as a “Disqualified Individual”) pursuant to arrangements in effect on the date of this Agreement will be characterized as a parachute payment within the meaning of Code Section 280G(b)(2). There is no Contract to which the Company or any ERISA Affiliate is a party or by which it is bound to reimburse, gross up or otherwise compensate any director, officer or employee of any Acquired Company for Taxes paid pursuant to Section 4999 or 409A of the Code.

(d) None of the Benefit Plans and except as set forth on Schedule 4.14(d), to the Knowledge of the Company, no employee benefit plan of any ERISA Affiliate is or at any time within the past six years has been, and no Acquired Company has any liability, whether absolute or contingent, with respect to, any “defined benefit plan” as defined in Section 3(35) of ERISA, any “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA), any “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code, any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or any pension plan subject to Section 302 or Title IV of ERISA or Sections 412 or 430 of the Code.

(e) The Acquired Companies have no obligation to provide health insurance benefits or other welfare benefits to any current or former employees or other service providers following retirement or other termination of service, except as required by Code Section 4980B, the corresponding provisions of ERISA or other similar Laws.

4.15 Taxes. Except as set forth on Schedule 4.15:

(a) All material Tax Returns required to have been filed in all jurisdictions by or with respect to an Acquired Company have been correctly and timely filed, taking into account any extension of time to file that has been granted or obtained, and all such Tax Returns are accurate and complete in all material respects. All Taxes shown to be due and payable on such Tax Returns and all other material Taxes due and payable by each Acquired Company have been timely paid (whether or not shown to be due on such Tax Returns).

(b) Each Acquired Company has timely withheld, collected, deposited and/or paid to the appropriate Governmental Authority all material Taxes required pursuant to applicable Law.

(c) No material deficiency or material claim for Tax has been asserted or assessed in writing by a Governmental Authority against or with respect to an Acquired Company that has not been satisfied by payment, settled or withdrawn.

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(d) There are no material Tax liens on the assets of any Acquired Company, except for Permitted Encumbrances.

(e) To the Knowledge of the Company, there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to the assessment or collection of any Taxes to which an Acquired Company may be subject.

(f) To the Knowledge of the Company, no Acquired Company is the beneficiary of an extension of time within which to file a Tax Return.

(g) The accruals for deferred Taxes and reserves for Taxes are, in all material respects, reflected on the Financial Statements in accordance with GAAP as of the date of such Financial Statements.

(h) No jurisdiction where any Acquired Company does not file a Tax Return has made a claim in writing that such Acquired Company is required to file a Tax Return in such jurisdiction.

(i) No Acquired Company has a material legal or contractual obligation that will be binding on such Acquired Company following the Closing to pay the Taxes of any other Person, other than an Acquired Company, including pursuant to any Tax sharing, allocation, indemnity or similar agreement or arrangement.

(j) No Acquired Company has requested or received a Tax ruling or entered into a Tax agreement with a Governmental Authority which ruling or agreement is, by its terms, applicable to Tax periods following Closing that is or would be material.

(k) Except as set forth in any Tax Return filed prior to the Closing and made available to Parent, no Acquired Company is required to include any material item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) change in a method of accounting adopted prior to the Closing Date, (ii) written “closing agreement” as described in Section 7121 of the Code executed prior to the Closing Date, or (iii) installment sale or open transaction disposition made prior to the Closing Date.

(l) To the Knowledge of the Company, no Acquired Company is subject to any threatened or pending examination, audit, other administrative proceeding, or litigation with respect to the determination of a material Tax liability.

(m) No Acquired Company has participated in any reportable or listed transaction, as each such term is defined under Code Section 6011, Code Section 6707A(c) and/or Treasury Regulation Section 1.6011-4(b)(2), that was not previously reported on a Tax Return.

4.16 Real Property.

(a) Schedule 4.16(a) identifies all Real Property owned by the Acquired Companies (the “Owned Real Property”). Except as set forth on Schedule 4.16(a), an Acquired Company holds fee title or leasehold title (to the extent that the concept of fee title does not exist

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in the applicable jurisdiction with respect to such entity) to each parcel of the Owned Real Property and, with respect to the applicable parcel of Owned Real Property (i) has good and valid fee simple title or leasehold title to such Owned Real Property, free and clear of Encumbrances, other than Permitted Encumbrances, and (ii) there are no outstanding options or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, other than options or rights of first refusal recorded in the applicable property records.

(b) Schedule 4.16(b) identifies all land use and perpetual usufruct rights owned by the Acquired Companies (the “Owned Land Use Rights”). Except as set forth on Schedule 4.16(b), the relevant Acquired Company holds the Owned Land Use Rights for each parcel of land subject to the Owned Land Use Rights in the PRC or Poland and, with respect to the applicable parcel of underlying land and to the Knowledge of the Company, (i) has validly acquired land use rights or perpetual usufruct rights to such land subject to the Owned Land Use Rights, free and clear of Encumbrances, other than Permitted Encumbrances and (ii) there are no outstanding options or rights of first refusal to purchase such Owned Land Use Rights or any portion thereof or interest other than as permitted under applicable PRC or Polish Law or registered in the Land and Mortgage Register in Poland.

(c) Schedule 4.16(c) identifies all Real Property leased by any Acquired Company (such leases, the “Real Property Leases” and such Real Property, the “Leased Real Property”). Except as set forth on Schedule 4.16(c), (i) the Real Property Leases are in full force and effect and are valid and binding on the Acquired Company; (ii) none of the Acquired Companies are in material breach or default thereunder, and to the Knowledge of the Company, no event has occurred or circumstance exists, which, with the delivery of notice, the passage of time or both, would constitute such a breach or default; and (iii) the Company and its Subsidiaries have a valid leasehold estate in all Leased Real Property. The Company has made available to Parent complete and correct copies of the Real Property Leases including any amendments thereto.

(d) The Owned Real Property, the parcels and tracts of land subject to the Owned Land Use Rights and the parcels and tracts of land subject to the Real Property Leases together constitute all of the parcels and tracts of land primarily used in the Business.

(e) To the Knowledge of the Company, there does not exist any actual or threatened condemnation or eminent domain proceedings that affect the Owned Real Property, the parcels and tracts of land subject to the Owned Land Use Rights or the property subject to the Real Property Leases or any material part thereof.

(f) To the Knowledge of the Company, all buildings, structures, fixtures and improvements included within the Owned Real Property (the “Owned Improvements”) and included within the Leased Real Property (the “Leased Improvements” and, together with the Owned Improvements, the “Improvements”) are in operating condition, subject only to ordinary wear and tear, and the Improvements are adequate for the purposes for which such Improvements are presently being used or held for use, and to the Knowledge of the Company, there are no facts or conditions affecting any of the Improvements that, in the aggregate, would reasonably be expected to interfere in any material respect with the current use, occupancy or operation thereof.

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4.17 Litigation; Governmental Orders; Product Liability.

(a) Except as set forth on Schedule 4.17(a), as of the date of this Agreement there are no pending or, to the Knowledge of the Company, threatened material Actions that are related to the Business before any court or other Governmental Authority by any Person against any Acquired Company.

(b) Except as set forth on Schedule 4.17(b), as of the date of this Agreement no Acquired Company is subject to or bound by any material Governmental Order and, to the Knowledge of the Company, there are no investigations by a Governmental Authority pending.

(c) Except for matters which would not, individually or in the aggregate, have a Material Adverse Effect, or as set forth on Schedule 4.17(c), no Acquired Company has, since the Applicable Date, received any written notice relating to any material Action related to the Business for Product Liability Obligations or Recall Obligations, or any alleged noncompliance with any applicable Law pertaining to Product Liability Obligations or Recall Obligations.

4.18 Compliance with Laws.

(a) Except as set forth on Schedule 4.18(a), each of the Acquired Companies has since the Applicable Date been, and is in material compliance with all Laws and Governmental Orders applicable to the Business in each jurisdiction in which such Acquired Company operates and has not received any written claim or notice from a Governmental Authority that the Business is not in compliance in all material respects with each such Law or Governmental Order. Notwithstanding anything to the contrary in this Agreement, Parent agrees that the Company makes no representation or warranty under this Section 4.18(a) with respect to any matter that is otherwise addressed by the representations and warranties in Sections 4.12 (Intellectual Property), 4.13 (Labor Matters), 4.14 (Employee Benefit Plans), 4.15 (Taxes), 4.19 (Environmental Matters), 4.23 (Anti-Corruption Laws) and 4.26 (Trade Control Laws).

(b) The Acquired Companies have in effect all Permits which are required for the operation of the Business as conducted as of the date of this Agreement, except for such Permits the failure of which to obtain would not result in a Material Adverse Effect (the “Material Permits”). The Material Permits are in full force and effect and are not subject to any condition except conditions applicable to such Material Permits generally, or as otherwise disclosed on the face of such Permits.

4.19 Environmental Matters. Except as disclosed on Schedule 4.19 or in the Environmental Reports:

(a) Since the Applicable Date, or prior to that for matters that remain unresolved, the operations of the Business are and have been conducted by the Acquired Companies in material compliance with all Environmental Laws and Environmental Permits (as defined below). The Acquired Companies maintain all Material Permits required under Environmental Laws (“Environmental Permits”) to conduct the operations of the Business, and all such Environmental Permits are in full force and effect. Schedule 4.19 includes a listing of all such Environmental Permits.

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(b) Since the Applicable Date, or prior to that for matters that remain unresolved, none of the Acquired Companies has received written notice of and, to the Knowledge of the Company, there have been no judicial or administrative actions, claims, suits, demands, demand letters, liens, complaints, investigations, or other legal proceedings which would reasonably be expected to result in the Business or the Acquired Companies incurring material Liability under Environmental Laws.

(c) To the Knowledge of the Company, (i) the Company has caused no release of Hazardous Substances at, on, under, or from the Owned Real Property or the Leased Real Property such that the Business or the Acquired Companies would reasonably be expected to incur material costs for remediation of such Hazardous Substances and (ii) there are no events or circumstances, including contamination at current, former and third-party sites, that would reasonably be expected to result in liability or form the basis of an order for cleanup or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against the Company or any Subsidiary relating to Hazardous Substances, except that would not reasonably be expected to result in a Material Adverse Effect.

(d) The Company has made available to Parent copies of all material environmental assessments, reports, audits and other material documents in its possession or under its control that relate to the environmental condition of the Real Property or compliance with Environmental Laws by the Acquired Companies in connection with the Business (collectively, the “Environmental Reports”).

4.20 Insurance. All material insurance policies with respect to the properties, assets or business of the Acquired Companies are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply in all material respects with applicable Law and all premiums due and payable thereon have been paid in full in accordance with the terms thereof. Since the Applicable Date, none of the Acquired Companies has received a notice that would reasonably be expected to be followed by a notice of cancellation or non-renewal of any such insurance policy.

4.21 Transactions with Sellers and Affiliates. Other than intercompany purchase orders entered into in the Ordinary Course of Business, and except as set forth on Schedule 4.21, there are no material Contracts or business arrangements with respect to the Business between Sellers or any of their Affiliates (other than an Acquired Company), on the one hand, and any of the Acquired Companies, on the other hand. No amounts are owed to any Seller other than would be Permitted Payments if made. No Seller (a) has any direct or indirect interest of any kind in any asset that is material to the Business or (b) is indebted to the Company.

4.22 Brokers. Except as set forth on Schedule 4.22, neither Sellers nor any of the Acquired Companies have engaged, or incurred any unpaid Liability (for any brokerage fees, finders’ fees, commissions or otherwise) to, any broker, finder or agent in connection with the Transaction.

4.23 Anti-Corruption Laws. Except as set forth on Schedule 4.23, no Acquired Company, nor, to the Knowledge of the Company, no officer, director, agent, employee or other Person associated with or acting on behalf of an Acquired Company has: (a) made any unlawful

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contributions, gifts, entertainment or other unlawful expenses relating to political activity or to influence official political or governmental action or related in any way to any Acquired Company’s business; (b) made or offered any payment or transfer of anything of value to any government official or employee, political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution (including any government hospitals or academic institutions) to obtain or retain business or to secure an improper advantage; (c) violated any provision of any applicable anti-corruption Law; or (d) made or proposed to make any bribe, pay-off, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature to those employed by any governmental institutions. Except as set forth on Schedule 4.23, to the Knowledge of the Company, none of the Acquired Companies is in violation of any applicable provision of: (A) the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”); (B) the U.K. Bribery Act 2010 (c.23) (the “UKBA”); or (C) any other applicable similar anticorruption Law. The Acquired Companies have instituted and maintain policies and procedures designed to ensure compliance with the FCPA and the UKBA, and, to the Knowledge of the Company, conduct the Business in material compliance with the applicable provisions thereof.

4.24 Books and Records. The books and records of the Business are maintained by the Acquired Companies in compliance in all material respects with applicable Law and the corporate governance policies of the Acquired Companies.

4.25 Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under any Laws applicable to the Acquired Companies is applicable to this Agreement or the transactions contemplated hereby, including the Merger.

4.26 Trade Control Laws. Except as set forth on Schedule 4.26, to the Knowledge of the Company, (a) each Acquired Company is in compliance in all material respects with all applicable statutory and regulatory requirements to the extent applicable to its operations related to export controls, economic sanctions, and trade embargoes (collectively, the “U.S. and Foreign Trade Control Laws”); and (b) no investigation, audit or proceeding with respect to any alleged material non-compliance with U.S. and Foreign Trade Control Laws is pending or threatened.

4.27 Limitations on Representations and Warranties. Notwithstanding anything to the contrary in this Agreement, the Company acknowledges and agrees (for itself and on behalf of its Affiliates and their respective representatives) that Parent and Merger Sub are not making, and neither the Company nor any of its Affiliates or any of their respective representatives is relying on, any representations or warranties whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in ARTICLE V (as modified by the Parent Disclosure Schedule) or any certificate delivered pursuant hereto.

4.28 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULES AND THE COMPANY SEC REPORTS), NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, OR HAS BEEN AUTHORIZED BY THE COMPANY OR ANY OF ITS AFFILIATES TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT

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TO THE COMPANY, THE ACQUIRED COMPANIES, THE BUSINESS, OR THE TRANSACTION, AND THE COMPANY (ON BEHALF OF ITSELF AND ITS AFFILIATES) DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY ANY ACQUIRED COMPANY, ANY AFFILIATE OF AN ACQUIRED COMPANY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY PARENT OR ANY OF ITS AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY ANY ACQUIRED COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULES AND THE COMPANY SEC REPORTS), THE COMPANY (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PARENT OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PARENT BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF AN ACQUIRED COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING ANY INFORMATION MADE AVAILABLE IN ANY ELECTRONIC DATA ROOM HOSTED BY THE COMPANY IN CONNECTION WITH THE TRANSACTION). NO ACQUIRED COMPANY OR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES TO PARENT REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE SHALL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company except as set forth in the corresponding sections or subsections of the disclosure schedules delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of the Parent Disclosure Schedule to which the relevance of such item is reasonably apparent, as of the date of this Agreement as follows:

5.1 Organization. Parent is duly organized, validly existing and, to the extent the concept is applicable, in good standing under the Law of its jurisdiction of organization with all requisite power and authority to own, operate or lease its assets and properties and to conduct its business as presently conducted by it. Merger Sub is a Delaware corporation, duly organized, validly existing and in good standing under the Law of Delaware and has the requisite power and authority to own, operate or lease its assets and properties and to conduct its business as presently conducted by it. Each of Parent and Merger Sub, to the extent either such concept is

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applicable, is qualified or authorized to do business in each foreign jurisdiction where such qualification is necessary to conduct its business as presently conducted by it, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the Transaction. The copies of the organizational documents of Parent (in German) and Merger Sub as provided to the Company are true and complete in all respects and reflect all amendments made through the date of this Agreement.

5.2 Authority. Each of Parent and Merger Sub has all requisite power and authority, and has taken all corporation action necessary, to enter into and deliver this Agreement and the Transaction Agreements to which it is a party, to perform their respective obligations hereunder and thereunder, and to consummate the Transaction. The execution and delivery by Parent and Merger Sub of this Agreement and the Transaction Agreements to which each is a party, the performance by each of Parent and Merger Sub of their respective obligations hereunder and thereunder, and the consummation by Parent and Merger Sub of the Transaction, have been duly authorized by all necessary action on the part of Parent and Merger Sub, respectively. This Agreement has been, and the Transaction Agreements to which each of Parent and Merger Sub is a party shall be, duly executed and delivered by Parent and Merger Sub, respectively. Assuming the due authorization, execution and delivery of this Agreement and the Transaction Agreements by Sellers and the Acquired Companies, as applicable, this Agreement constitutes, and each of the Transaction Agreements to which each of Parent and Merger Sub is a party (when so executed and delivered) will constitute, a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar Law affecting or limiting the enforcement of creditor’s rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3 No Violation; Third Party Consents. Assuming that all consents, waivers, approvals, orders and authorizations described in Section 5.4 have been obtained and all registrations, qualifications, designations, declarations or filings with any Governmental Authorities described in Section 5.4 have been made, and, except as set forth on Schedule 5.3, the execution and delivery by Parent and Merger Sub of this Agreement and the Transaction Agreements to which it is a party, the performance by Parent and Merger Sub of their respective obligations hereunder and thereunder, and the consummation by Parent and Merger Sub of the Transaction, will not conflict with or violate, result in a breach of or constitute a default (with or without notice) under, give rise to any right of termination or cancellation under the terms or provisions of (a) the Organizational Documents of Parent or Merger Sub, (b) any material Contract to which Parent or Merger Sub is a party or is bound, or (c) any Law applicable to Parent or Merger Sub, or any Governmental Order issued by a Governmental Authority by which Parent or Merger Sub is in any way bound or obligated, except in the case of clauses (b) and (c) of this Section 5.3, as would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement and the Transaction Agreements to which each is a party or to consummate on a timely basis the Transaction.

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5.4 Governmental Consents. Except as contemplated by Section 6.5(b) with respect to any filings required under the HSR Act or other applicable Antitrust Law or Foreign Investment Law and the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities and “blue sky” laws and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, no consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of Parent or Merger sub in connection with the execution and delivery by Parent and Merger Sub of this Agreement and the Transaction Agreements to which it is a party, the performance by Parent and Merger Sub of their respective obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the Transaction, other than such of the foregoing that, if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on the ability of Parent and Merger Sub to perform their respective obligations under this Agreement and the Transaction Agreements to which each is a party or to consummate on a timely basis the Transaction.

5.5 Litigation. There are no pending or, to the Knowledge of Parent, threatened, Actions by any Person or Governmental Authority against or relating to Parent (or any Affiliate of Parent) or by which Parent, Merger Sub or their respective assets or properties are or may be bound which, if adversely determined, would, individually or in the aggregate, have a material adverse effect on the ability of Parent and Merger Sub to perform their respective obligations under this Agreement and the Transaction Agreements to which each is a party or to consummate on a timely basis the Transaction.

5.6 Brokers. Parent and Merger Sub shall pay at the Closing any unpaid Liability (for any brokerage fees, finders’ fees, commissions or otherwise) to, any broker, finder or agent in connection with the Transaction engaged by Parent or Merger Sub or any of their Affiliates (without giving effect to the Transaction).

5.7 Financing. As of the date of this Agreement, Parent has received (a) an executed debt commitment letter dated as of July 21, 2015 (the “Commitment Letter”) from the lenders signatory thereto (the “Lenders”) to provide financing in an aggregate amount of Euro 1.2 billion to Parent or its Affiliates, and (b) a facilities agreement dated on or prior to the date of this Agreement executed by Parent and the Lenders (the “Facilities Agreement” and together with the Commitment Letter, the “Financing Agreements”). True and complete copies of the Financing Agreements have been previously provided to the Company. Parent has paid or will pay when due any and all commitment fees or other fees required by the Financing Agreements to be paid on or before the date of this Agreement and will pay all additional fees when due. As of the date of this Agreement, the Financing Agreements are valid, binding and in full force and effect, do not contain any material misrepresentation by Parent and no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of Parent. There are no conditions precedent or other contingencies related to the funding of the full amounts contemplated by the financing arrangements set forth in the Financing Agreements (the “Financing”), other than as set forth in the Financing Agreements. The Lenders have received the items described on Schedule 5.7. The aggregate proceeds contemplated by the Financing Agreements, together with available cash of Parent, will be sufficient for Parent to complete the Transaction, and to satisfy all of the

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obligations of Parent under this Agreement, including paying the closing payments set forth in Section 2.5 at the Closing and paying all related fees and expenses. Parent has not incurred any obligation, commitment, restriction or liability of any kind, and Parent is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to impair or adversely affect such resources. No Contract (excluding the Financing Agreements) between the Lenders, on the one hand, and Parent or any of its Affiliates, on the other hand, contains any conditions precedent or other contingencies related to the funding of the full amount of the Financing or any provisions that could materially reduce the aggregate amount of the Financing set forth in the Financing Agreements or otherwise materially impact Parent’s ability to consummate the Transaction. As of the date of this Agreement, Parent has no reason to believe that any of the conditions to the Financing would not reasonably be expected to be satisfied or that the Financing would not reasonably be expected to be available to Parent on the Closing Date. For the avoidance of doubt, Parent acknowledges and agrees that receipt of the proceeds contemplated by the Financing is not a condition to Closing.

5.8 Investment Representation. The capital stock and other interests of the Surviving Corporation and the other Acquired Companies (including the Equity Interests) (collectively, the “Purchased Interests”) acquired by Parent pursuant to this Agreement are being acquired by Parent for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Law. Parent is an “accredited investor” as defined in Regulation D promulgated by the United States Securities Exchange Commission under the Securities Act. Parent acknowledges that it is informed as to the risks of the Transaction and of ownership of the Purchased Interests. Parent acknowledges that the Purchased Interests have not been registered under the Securities Act or any state or foreign securities Law and that the Purchased Interests may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Purchased Interests are registered under any applicable state or foreign securities Law or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Law.

5.9 Solvency. Assuming (a) the accuracy of the representations and warranties of the Company required pursuant to Section 9.2(a), (b) that the conditions to the obligation of Parent and Merger Sub to consummate the Transaction set forth in Section 9.1 and Section 9.2 have been satisfied or waived, and (c) that the financial statements of the Acquired Companies filed with the SEC fairly present the consolidated financial condition of such Acquired Companies as at the end of the periods covered thereby and the consolidated results of earnings of such Acquired Companies for the periods covered thereby, then immediately after giving effect to the Transaction including the Financing, the Surviving Corporation and the Acquired Companies taken as a whole, shall be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the Transaction with the intent to hinder, delay or defraud either present or future creditors of the Acquired Companies. For purposes of this Agreement: (a) “Solvent,” when used with respect to the Surviving Corporation or the Acquired Companies, means that, as of any date of determination (i) the Present Fair Salable Value of such Person’s assets will, as of such date, exceed all of its Liabilities, as of such date, (ii) such Person

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will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged, and (iii) such Person will be able to pay its debts as such debts become absolute and mature, in the ordinary course of business of such Person, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the Transaction, and the term “Solvency” shall have a correlative meaning; (b) as used in this Section 5.9, “debt” means liability on a “claim”; (c) as used in this Section 5.9, “claim” means (i) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, or (ii) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; and (d) “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of such Person (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises.

5.10 Independent Assessment. Each of Parent and Merger Sub acknowledges that it has made its own assessment of the present condition and the future prospects of the Business and the Acquired Companies (including an assessment of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business and the Acquired Companies) and is sufficiently experienced to make an informed judgment with respect thereto. Parent acknowledges (for itself and on behalf of its Affiliates and their respective representatives) that it, its Affiliates and their respective representatives have been provided full access to the personnel, properties, premises and records of the Business for such purpose. Parent acknowledges (for itself and on behalf of its Affiliates and their respective representatives) that Parent, its Affiliates and their respective representatives have conducted to Parent’s satisfaction an independent investigation of the Business and the Acquired Companies and, in making the determination to proceed with the Transaction, Parent has relied on the results of such independent investigation.

5.11 Limitations on Representations and Warranties. Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges and agrees (for itself and on behalf of its Affiliates and their respective representatives) that the Company is not making, and neither Parent nor any of its Affiliates or any of their respective representatives is relying on, any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in ARTICLE IV (as modified by the Disclosure Schedules and the Company SEC Reports) or any certificate delivered pursuant hereto.

5.12 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE PARENT DISCLOSURE SCHEDULES), NEITHER THE PARENT, MERGER SUB NOR ANY OTHER PERSON MAKES, OR HAS BEEN AUTHORIZED BY THE PARENT OR THE MERGER SUB OR ANY OF THEIR AFFILIATES TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE PARENT OR MERGER SUB OR THE TRANSACTION, AND THE PARENT AND THE MERGER SUB (ON BEHALF OF THEMSELVES AND THEIR AFFILIATES)

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DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE PARENT OR MERGER SUB, ANY AFFILIATE THEREOF OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY THE COMPANY OR ANY OF ITS SUBSIDIARIES OR SELLERS OR ANY OF THEIR AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY PARENT OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE DISCLOSURE SCHEDULES), PARENT AND MERGER SUB (ON BEHALF OF THEMSELVES AND THEIR AFFILIATES) HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO SELLERS OR THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THEIR AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THEM BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF PARENT OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES). THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE SHALL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE VI

PRE-CLOSING COVENANTS AND AGREEMENTS

6.1 Conduct of the Business Pending the Closing.

(a) Prior to the Closing, except (w) as set forth on Schedule 6.1, (x) as required by applicable Law, (y) as otherwise contemplated by this Agreement or the terms of the ASA Transactions, or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of the Acquired Companies to use their respective reasonable efforts to (i) conduct the Business only in the Ordinary Course of Business, (ii) preserve the present business operations of the Business, (iii) preserve the present relationships with customers, suppliers and key employees of the Business and (iv) maintain or cause to be maintained in full force and effect all material insurance policies in effect as of the date of this Agreement (or comparable replacement coverage) with respect to the properties, assets or business of the Business.

(b) Prior to the Closing, except (w) as set forth on Schedule 6.1, (x) as required by applicable Law, (y) as otherwise contemplated by this Agreement or the terms of the ASA Transactions, or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), with respect to the Acquired Companies and the Business, the Company shall not, and shall cause each of the Acquired Companies not to:

(i) issue, sell, or dispose of (or authorize the issuance, sale or disposition of), any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or

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receive any shares of capital stock, any other ownership interests or any voting securities (including stock appreciation rights, phantom stock or similar instruments), of any Acquired Company (except in each case in conformity with the Company’s representations or as set forth in this Agreement for any (a) issuance of Shares upon the vesting of RSUs outstanding as of the date of this Agreement in accordance with the terms of any RSU Agreements, (b) vesting of Phantom Shares under the Deferred Compensation Plan, outstanding as of the date of this Agreement in each case, in accordance with the terms of any Benefit Plan or any applicable award agreement thereunder, or (c) issuance, sale or disposition to any Acquired Company by any other Acquired Company);

(ii) adopt any amendment to the Organizational Documents of the Acquired Companies, change the authorized or issued capital stock or other equity interest of the Acquired Companies, or otherwise reclassify combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, the capital stock or other equity interest of any Acquired Company;

(iii) pay or distribute any amounts or take any action that would constitute Leakage;

(iv) adopt a plan or agreement of complete or partial liquidation dissolution, restructuring, merger, consolidation, recapitalization or other reorganization of any Acquired Company;

(v) sell, assign, license, transfer, convey or lease (whether by merger, consolidation or disposition of stock or assets) any material portion of any Material Assets, except in each case in the Ordinary Course of Business or for the purpose of disposing of obsolete, worthless or damaged assets;

(vi) settle or compromise any material claim, action, suit, proceeding or investigation with respect to the Business or any Acquired Company in excess of One Million Dollars ($1,000,000);

(vii) except as contemplated under a Material Contract, enter into any commitment for capital expenditures of the Business in excess of Twenty-Five Million Dollars ($25,000,000) for all commitments in the aggregate, other than to replace or repair obsolete, worthless or damaged assets;

(viii) other than in the Ordinary Course of Business, enter into, materially amend, fail to perform in a material respect, or terminate, any Material Contract;

(ix) (A) incur any Funded Indebtedness except to the extent permitted pursuant to Section 6.01 of the JP Morgan Credit Agreement, (B) repay any Funded Indebtedness other than Permitted Payments, and (C) other than in the Ordinary Course of Business, modify in any material respect in a manner adverse to the Company the terms of any indebtedness for borrowed money, or assume, guarantee or endorse the obligations of any Person other than any Acquired Company;

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(x) make, change or revoke any material Tax election or settle or compromise any material Liability for Taxes, change any annual Tax accounting period, change any material method of Tax accounting, file any material amended Tax Return, or consent in writing to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xi) make any acquisition of (whether by merger, consolidation, acquisition of stock or assets), or make any investment in any interest in, any assets or any Person (other than any Acquired Company), in each case, except for purchases of inventory and other assets in the Ordinary Course of Business or pursuant to a Contract that is in effect as of the date of this Agreement;

(xii) create or incur any Encumbrance, other than Permitted Encumbrances;

(xiii) except in the Ordinary Course of Business, make any loans or advances to any Person (other than any Acquired Company);

(xiv) except to the extent accrued for in the Interim Balance Sheet, pursuant to a Contract in effect as of the date of this Agreement or otherwise in the Ordinary Course of Business, make, pay or provide for (A) any award or payment of any bonus to any current or former director, officer or employee of any Acquired Company, (B) any deferred compensation, severance or any increase in the compensation payable by any Acquired Company to any current or former director, officer or employee of any Acquired Company, or (C) any material increase in the coverage or benefits available to any current or former director, officer or employee of any Acquired Company under any Benefit Plan;

(xv) Affinia Group Holdings Inc. shall not conduct any business operations, acquire assets, or incur any Liabilities or expenses other than immaterial Liabilities for corporate compliance and other than the repayment of the AGHI Loan in the Ordinary Course of Business; and

(xvi) enter into any Contract prohibited by Sections 6.1(b)(i)-(xv).

(c) For the avoidance of doubt, nothing contained in this Section 6.1 shall prohibit or restrict (i) any dividends or other distributions of Cash and Cash Equivalents (or any cash sweeps or similar treasury functions to transfer Cash and Cash Equivalents) from any Acquired Company to any other Acquired Company (provided that the Company shall use commercially reasonable efforts to minimize and eliminate, if reasonably possible, any withholding Tax), or (ii) any repayment of Funded Indebtedness that does not constitute Leakage, provided that no such repayments shall be made from and after the delivery of the Distribution Schedule until the Closing in accordance with the terms of this Agreement.

6.2 Notice; Effect of Notice. Prior to the Closing, the Company shall notify Parent, and Parent shall notify the Company, promptly in writing if to the Knowledge of the Company or to the Knowledge of Parent there occurs any event, transaction or circumstance that causes any covenant or agreement of the Company, Parent or Merger Sub, as the case may be, to

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be breached or that renders untrue any representation or warranty of the Company, Parent or Merger Sub, as the case may be, contained in this Agreement (and such notice shall specify the representation or warranty so breached), in each case such that it would result in a failure of the conditions set forth in Section 9.2(a), Section 9.2(b), Section 9.3(a) or Section 9.3(b), as applicable; provided, however, that no such notice shall have any effect on the Company’s, Parent’s or Merger Sub’s, as the case may be, ability to assert the failure of any conditions to their obligation to close set forth in ARTICLE IX.

6.3 Control of Business. Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges on behalf of itself and its Affiliates and its and their directors, officers, employees, agents, representatives, successors and assigns that the operation of the Business and the Acquired Companies remains in the dominion and control of the Sellers until the Closing and that none of the foregoing Parent- or Merger Sub-related Persons will provide, directly or indirectly, any directions, orders, aid or assistance to any director, officer or employee of the Business or the Acquired Companies, as applicable, except as specifically contemplated or permitted by this ARTICLE VI or as otherwise consented to in advance in writing by a duly authorized officer of the Company, as applicable.

6.4 Access to Information. Prior to the Closing or until this Agreement is earlier terminated, the Company shall afford to the officers, employees, agents and authorized representatives of Parent and Merger Sub and their respective Affiliates (including its and their independent public accountants, financial advisors and attorneys) (collectively, “Representatives”) reasonable access during normal business hours, upon reasonable advance written notice, to the offices, properties and business, tax, Benefit Plans and accounting records (including computer files, retrieval programs and similar documentation) of the Business and other records and documents relating to the Acquired Companies, and to discuss the affairs, finances and accounts or any of the Acquired Companies with the officers of the Company, to the extent Parent and Merger Sub and their respective Affiliates shall reasonably deem necessary in connection with the Transaction (including for purposes of post-closing integration) and shall furnish to Parent, Merger Sub and their respective Affiliates or their respective Representatives such additional information relating to the Acquired Companies and the Business as shall be reasonably requested; provided, however, that, Parent and Merger Sub and their respective Affiliates shall have no access to stand alone Tax Returns or portions of such Tax Returns, including work papers thereto, that include information related to entities other than the Acquired Companies in discharging its obligation pursuant to this Section 6.4, the Company shall not be required to disclose any information to Parent, Merger Sub or their respective Affiliates or their respective Representatives if such disclosure would be reasonably likely to (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any obligation of confidentiality to which the Company or its Affiliates are subject), provided, that, in each case, the Company shall have used commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the restrictions of (i) and (ii) would apply and provided, further, that Parent, Merger Sub and their respective Affiliates and their respective Representatives shall not conduct environmental sampling, testing or invasive investigations of any kind without the written permission of the Company, which may be withheld in the Company’s sole discretion. Each of Parent and Merger Sub agrees that such investigation shall be conducted in such a manner as not to interfere with the operations of the Acquired Companies

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and in compliance with all Laws, and Parent, Merger Sub and their respective Affiliates and their respective Representatives shall not communicate with any of the employees, customers, distributors, or suppliers of the Acquired Companies without the prior written consent of the General Counsel, Assistant General Counsel or Vice President-Business Development of Affinia Group Inc., and any such permitted communications shall be made in the presence of a designated representative of the Company.

6.5 Notices and Consents.

(a) Prior to the Closing, the Company, Parent and Merger Sub will use reasonable efforts to give all notices required to be given and to obtain all required material consents, waivers, approvals or authorizations of, any third parties (including any Governmental Authority) in connection with the execution, delivery or performance of this Agreement or the consummation of the Transaction, and to make all necessary registrations and filings and take all steps as may be necessary to obtain such consents, waivers, approvals and authorizations.

(b) The Company and Parent shall, or shall cause their Ultimate Parent Entity (as that term is defined in the HSR Act) to, as promptly as practicable (i) cause to be filed, in no event later than fifteen (15) Business Days after the date of this Agreement, with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) any notification and report form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”) required for the Transaction and (ii) submit any filings, including the filings set forth on Schedule 4.6, which are required by Antitrust Laws of other jurisdictions or required by Foreign Investment Laws in connection with the Transaction. Without limiting the generality of the foregoing, and except for filings required from each party under the HSR Act, the parties agree that (x) Parent shall take, or shall cause its Affiliates to take, all actions required to prepare and submit the filings set forth on Schedule 4.6 and any other filings required by Antitrust Laws or Foreign Investment Laws in connection with the Transaction and (y) the Company will cooperate with Parent in preparing and submitting such filings. The Company and Parent shall request the FTC, the DOJ and any other Governmental Authority in connection with filings required by Antitrust Laws or Foreign Investment Laws to treat as confidential the information and documents submitted to such Governmental Authorities, as well as the existence of this Agreement and the Transaction; provided, that for the avoidance of doubt neither the Company nor Parent shall be liable to the other party in the event any such Governmental Authority denies such request for confidentiality. The Company and Parent shall, and shall cause their Affiliates to, as promptly as practicable, comply with any request for additional information and documents pursuant to the HSR Act or other applicable Antitrust Laws or Foreign Investment Laws. The Company and Parent shall inform each other promptly of any communication made by or on behalf of such party or its Affiliates (including, when practicable, permitting the other party to review such communication in advance), to or received from, the FTC, the DOJ or other governmental competition authorities outside of the United States, and shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing, submission or other act that is necessary or advisable under the HSR Act or other applicable Antitrust Laws or Foreign Investment Laws. Without limiting the generality of the foregoing, each party shall provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such party or its Affiliates and any

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Governmental Authority related to the Transaction. The Company and Parent shall keep each other timely appraised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ or other governmental competition authorities, and shall comply promptly with any such inquiry or request. No party hereto shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiries unless it consults with the other parties in advance, and to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat.

(c) Parent and its Affiliates shall use reasonable best efforts to avoid or eliminate all impediments under any Antitrust Law or Foreign Investment Law that may be asserted by any Governmental Authority or other competition authority so as to enable the parties to expeditiously close the Transaction; provided, however, that Parent shall not be required to take any action or enter into or negotiate any agreement with any Governmental Authority that would have, or would be reasonably expected to have, a material adverse effect on either (i) the Acquired Companies, taken as a whole, or (ii) Parent and its Subsidiaries, taken as whole, including in either case of (i) or (ii) the results of operations, financial condition or assets thereof, taken as a whole; notwithstanding the foregoing, the parties acknowledge and agree that a material adverse effect occurs if Parent, the Company or their respective Subsidiaries, as applicable, are required to sell, dispose of, discontinue, franchise, license or hold separate (1) the Original Equipment Supplier (OES) business in the United States of Parent, MANN+HUMMEL, INC., MANN+HUMMEL USA INC. or MANN+HUMMEL Purolator Filters LLC, (2) MANN+HUMMEL Purolator Filters LLC or (3) the passenger car filter business in the United States of any of the Acquired Companies (each of such items (1), (2) and (3) are provided only as examples for illustrative purposes).

(d) Parent, the Company and the Acquired Companies shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority (excluding the actions and filings described in Section 6.5(b)), is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Material Contract is required or reasonably appropriate, in connection with the consummation of the Transaction. Subject to the terms and conditions of this Agreement and the Confidentiality Agreement, in taking such actions or making any such filings, Parent and the Company shall furnish information required in connection therewith and timely seek to obtain any such actions, consents, approvals or waivers.

(e) Parent shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the Transaction or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority seeking or entering any Governmental Order prohibiting the consummation of the Transaction; (iii) increase the risk of not being able to remove any such Governmental Order on appeal or otherwise; or (iv) delay or prevent the consummation of the Transaction.

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6.6 Confidentiality. Each of the Company, Parent and Merger Sub acknowledges that the information provided to Company, Parent, Merger Sub and their respective Representatives in connection with this Agreement (including pursuant to Section 6.4) and the Transaction is subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference and Company, Parent, Merger Sub and their respective Representatives are bound by such terms.

6.7 Stockholder Consent Concerning Code Section 280G. Prior to the Effective Time, the Company shall comply with the stockholder consent requirements needed to avail itself of the exemption contained in Section 280G(b)(5)(A)(ii) of the Code and the applicable regulations promulgated thereunder (the “280G Stockholder Consent”), and shall cause its Disqualified Individuals to waive any payments in respect of the Merger that would not be deductible pursuant to Section 280G of the Code, if the 280G Stockholder Consent fails the approval requirements set out in Section 280G(b)(5) of the Code and the applicable regulations promulgated thereunder. Prior to providing the Company’s stockholders with any materials necessary to comply with such requirements, the Company shall provide a copy of such materials to Parent in sufficient time to allow Parent to comment thereon and shall consider any such comments in good faith. If the 280G Stockholder Consent fails to achieve the requisite approval in respect of any Disqualified Individual, the Company shall provide to Parent the name of such Disqualified Individuals and amounts waived

6.8 Cooperation with Financing.

(a) Prior to the Closing, the Company shall use commercially reasonable efforts to cooperate with Parent in connection with Parent’s arrangement of the debt financing contemplated by the Financing or Alternative Financing (as defined below) as may be reasonably requested by Parent, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and provided that (i) the Company shall not be required to incur any liability in connection with the Financing or Alternative Financing prior to the Closing, (ii) the pre-Closing Board of Directors of the Company shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing or Alternative Financing is obtained, (iii) the Company shall not be required to execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing or Alternative Financing, (iv) the Company shall not be required to take any corporate actions prior to the Closing to permit the consummation of the Financing or the Alternative Financing, and (v) the Company shall not be required to prepare audited financial statements (other than those prepared in the Ordinary Course of Business) or change any fiscal period of any Acquired Company. Parent shall indemnify, defend and hold harmless the pre-Closing directors and officers of the Company from and against any liability or obligation to providers of the Financing or Alternative Financing in connection with the Financing or Alternative Financing and any information provided in connection therewith. Neither the Company nor Seller shall have any liability to Parent or any of its Affiliates in respect of any financial statements, other financial information or data or other information provided pursuant

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to this Section 6.8. Parent shall promptly upon the Company’s request reimburse the Company for all out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred by the Company in connection with such cooperation.

(b) Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Financing Agreements, including using commercially reasonable efforts to, as promptly as possible, (a) to satisfy on a timely basis all conditions applicable to Parent obtaining the Financing set forth therein, (b) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Agreements or on other terms in the aggregate not materially less favorable to Parent, (c) timely prepare the necessary offering circulars, private placement memoranda, or other offering documents or marketing materials with respect to the Financing, (d) commence the syndication activities contemplated by the Commitment Letter and (e) consummate the Financing at or prior to the Closing. Parent shall not permit any change of control as set out in Clause 9.2 of the Facilities Agreement to occur. Parent shall use reasonable best efforts to take all actions necessary to ensure that (x) no Major Event of Default (as defined in the Facilities Agreement) occurs and (y) that all the Major Representations (as defined in the Facilities Agreement) are true in all material respects. Parent shall give the Company prompt notice (and in any event no later than three (3) Business Days following) (i) of any breach in any material respect by any party of the Financing Agreements of which Parent becomes aware, (ii) if and when Parent becomes aware that any portion of the Financing contemplated by the Financing Agreements may not be available to consummate the Transaction, and (iii) of any termination of any Financing Agreement. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Agreements, Parent shall use reasonable best efforts to obtain alternative financing, including from alternative sources, on Commercially Reasonable Terms (“Alternative Financing”) as promptly as practicable following the occurrence of such event and the provisions of this Section 6.8 shall be applicable to the Alternative Financing. Parent shall (A) comply in all material respects with the Financing Agreements and each definitive agreement with respect thereto (collectively, with the Financing Agreements, the “Debt Documents”), (B) assuming the conditions to its obligations to close have been satisfied, Parent shall use commercially reasonable efforts to enforce in all material respects their rights under each Debt Document, including (1) diligently and in good faith analyzing potential litigation claims and (2) initiating and diligently pursuing all valid claims necessary to enforce such rights, and (C) not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, any Debt Document or the fee letter referred to in the Commitment Letter without the prior written consent of the Sellers’ Representative. Parent shall provide notice to the Sellers’ Representative promptly upon receiving the Financing or, if applicable, the Alternative Financing. “Commercially Reasonable Terms” means debt financing terms available in the market from major international financing institutions to borrowers or issuers with credit ratings comparable to Parent (determined giving pro forma effect to the Transaction) for financing comparable to the type of financing contemplated by the Commitment Letter at the time the Alternative Financing is sought or appropriate extension of the Company’s existing Financing. Notwithstanding the foregoing, compliance by Parent with this Section 6.8 shall not relieve Parent of its obligation to consummate the Transaction, whether or not the Financing or the Alternative Financing is available.

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6.9 Retirement of Senior Notes. The Company shall cause its employees to cooperate in good faith with Parent in communicating with the trustee of the Senior Note Indebtedness prior to the Closing Date with regard to (i) preparing for compliance with the covenants of such notes, following the Closing Date and (ii) procedures and mechanisms required pursuant to the terms of the notes with respect to defeasance or redemption of the notes.

6.10 Use of ASA Sales Proceeds. Upon the consummation of any of the ASA Transactions, the Company shall (a) provide written notice to Parent (such notice to include reasonable detail of receipts, payments, tax obligations and expenses incurred in connection therewith, including a description of the write-off, settlement or other final disposition of all interdepartmental and intercompany accounts between the ASA Entities and the Acquired Companies) of any such consummations, (b) use any ASA Sales Proceeds received by the Company or its Affiliates to prepay term borrowings under the JP Morgan Credit Agreement, and (c) afford to Parent and its representatives reasonable access during normal business hours upon reasonable advance notice to all the properties, books, records, contracts, documents, information, personnel and representatives (including accountants to the Company and its Subsidiaries) of the Acquired Companies and such representatives (including the work papers of the accountants to the Acquired Companies, subject to customary non-reliance letters) as relevant to the determination of the ASA Proceeds as contemplated by this Agreement and, if requested by Parent, shall provide copies of any such books, records, contracts, documents and information electronically and in such formats as are reasonably requested.

ARTICLE VII

ADDITIONAL COVENANTS

7.1 Publicity. The Company and Parent shall cooperate with each other in the preparation and distribution of all news releases and other public disclosures relating to the Transaction. Neither the Company, Parent nor their respective Affiliates shall issue or make, or allow to have been issued or made, any press release or public announcement concerning the Transaction without the consent of the other party, except as otherwise required by applicable Law or by the applicable rules of any stock exchange on which any Acquired Company or its Affiliate lists securities or to which such Acquired Company or Affiliate is subject, but in any event only after giving the other party a reasonable opportunity to comment on such release or announcement in advance thereof, consistent with applicable Law.

7.2 Employees and Employee Benefit Matters.

(a) At the Closing Date, Parent shall cause the Acquired Companies to provide each of their respective employees with wages and bonus opportunities that are no less favorable, and with employee benefits that are no less favorable in the aggregate, than (respectively) the wages, bonus opportunities and employee benefits in effect for such persons as of the Closing Date.

(b) With respect to any employee benefit plans in which any employees of the Acquired Companies participate on or after the Closing, Parent shall cause the Acquired Companies to: (i) unless otherwise required by applicable Law, use commercially reasonable

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efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees, except to the extent such pre-existing conditions, exclusions or waiting periods applied under the similar plan in effect immediately prior to the Closing; (ii) provide each such employee with credit for any co-payments and deductibles paid (to the same extent such credit was given for the applicable current plan year under the similar plan in effect immediately prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements; and (iii) recognize all continuous service of the Acquired Companies’ employees with the Acquired Companies (including continuous service with an entity for which the Acquired Companies recognized such continuous service upon a previous acquisition by an Acquired Company), as applicable, for all purposes (including for purposes of eligibility to participate, vesting credit and entitlement to benefits, but excluding benefit accrual under a defined benefit or similar pension plan and entitlement to benefits under any retiree or post-employment health or life insurance plan) under any employee benefit plan in which such employees may be eligible to participate after the Closing; provided, that the foregoing shall not apply to the extent it would result in a duplication of benefits or provide service credit for periods prior to the effectiveness of such employee benefit plan.

(c) Nothing in this Section 7.2 shall (i) create any third party beneficiary right in any Person other than the parties to this Agreement, including any current or former employee, any participant in any Benefit Plan or any dependent or beneficiary thereof, provided, that no Seller who is also an employee of the Acquired Companies may enforce this provision solely for the benefit of himself or herself as an employee of the Acquired Companies, (ii) constitute an amendment to any Benefit Plan or any other plan or arrangement covering employees of the Acquired Companies, (iii) restrict the authority of the Acquired Companies to terminate the employment of any of their employees, subject to applicable Law, or (iv) limit or otherwise restrict the right of Parent, the Surviving Corporation or any Acquired Company to amend, modify or terminate any Benefit Plan.

7.3 Retention of Records and Access to Records and Employees. From and after the Closing, for the longer of a period of ten (10) years or the period required by applicable Law, Parent shall preserve all Books and Records of the Acquired Companies and Business transferred to Parent or its Affiliates pursuant to this Agreement. During, and upon the expiration of, such period of ten (10) or more years, Parent shall provide Sellers and the Sellers’ Representative a reasonable opportunity to obtain copies, at such Sellers’ expense, of any such Books and Records, subject to compliance with applicable Law. From and after the Closing, Parent shall afford to the Sellers’ Representative, Sellers and their respective counsel, accountants, auditors and other authorized agents and representatives, during normal business hours, reasonable access to the employees, books, records and other data relating to the Business in its possession with respect to periods prior to the Closing, and the right to make copies and extracts therefrom and engage the cooperation of such employees, to the extent that such access or cooperation may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against a Seller, the Sellers’ Representative or their respective Affiliates with respect to the Acquired Companies or the Business, (b) for the preparation of Tax Returns and audits, and (c) for any other reasonable and proper business purpose; provided, that such access does not unreasonably disrupt the business and operations of Parent or its Affiliates and does not contravene any applicable Law. Parent or its Affiliates will obtain any necessary consents or authorizations from third parties as may be required by applicable Law in order to provide such reasonable access.

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7.4 Related Party Arrangements. Effective as of immediately prior to Closing, except as otherwise contemplated by any Transaction Agreement, all loans and investments then existing with respect to the Business between the Sellers or any of their respective Affiliates (excluding any Acquired Company), on the one hand, and any Acquired Company, on the other hand, shall be terminated, forgiven or settled, including by way of capital contribution or by way of dividend in kind or otherwise as appropriate. Documentation reasonably evidencing such settlements and contributions shall be provided to Parent prior to the Closing Date.

7.5 Director and Officer Liability and Indemnification.

(a) For a period of six (6) years from and after the Effective Time, the provisions in the Organizational Documents of the Acquired Companies and any Contracts to which an Acquired Company is party with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers of the Acquired Companies (each, a “D&O Indemnified Person”) shall be no less favorable to such directors and officers than such provisions contained in the Organizational Documents of such Acquired Companies or such Contracts in effect as of the date of this Agreement, it being the intent of the parties that the D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent permitted by applicable Law.

(b) In addition to the other rights provided for in this Section 7.5 and not in limitation thereof, from and after the Closing, Parent shall, and shall cause the Acquired Companies (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless (and release from any Liability to Parent or any Acquired Company) any D&O Indemnified Person against all D&O Expenses (as defined below) and all losses, claims, damages, judgments and amounts paid in settlement (“D&O Costs”) in respect of any threatened, pending or completed claim, action or proceeding, whether criminal, civil, administrative or investigative, based on or arising out or relating to the fact that such Person is or was a director or officer of any Acquired Company arising out of acts or omissions occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the Transaction) (a “D&O Indemnifiable Claim”) and (ii) advance to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately and finally determined by a court of competent jurisdiction that such Person is not entitled to indemnification. Any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully and finally satisfied. Notwithstanding the foregoing, in the event any D&O Indemnifiable Claim is brought against any D&O Indemnified Persons and in which indemnification could be sought by such D&O Indemnifying Party, (i) Parent and the Surviving Corporation shall have the right to control the defense thereof after the Effective Time if Parent shall have first acknowledged in writing that the applicable D&O Indemnified Person entitled to indemnification under this Section 7.5 and (ii) for so long as

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Parent and the Surviving Corporation use commercially reasonable efforts for the conduct of such defense, Parent and the Surviving Corporation shall not be liable to any D&O Indemnified Persons for any legal expenses of other counsel or any other expenses incurred by such D&O Indemnified Persons in connection with the defense thereof. For the purposes of this Agreement, “D&O Expenses” shall include attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim, but shall exclude losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs). Any D&O Indemnified Person wishing to claim indemnification hereunder, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent or the Surviving Corporation thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such D&O Indemnified Person except to the extent such failure materially prejudices the D&O Indemnifying Person.

(c) At the Closing, Parent shall, or shall cause each Acquired Company to, at Parent’s expense, obtain, maintain and fully pay for irrevocable directors’ and officers’ liability insurance policies naming the D&O Indemnified Persons as insured parties. Such insurance policies shall: (i) be subject to a “tail” claims period of at least six (6) years from the Closing Date; (ii) be issued by an insurance carrier with the same or better financial-strength rating from A.M. Best Company as the Company’s current directors’ and officers’ liability insurer ; and (iii) be in an amount and scope at least as favorable to such Acquired Company’s directors and officers as the Company’s existing directors’ and officers’ policies with respect to matters existing or occurring at or prior to the Closing Date. Parent shall not, and shall cause the Acquired Company to not, cancel or change such insurance policies in any respect.

(d) In the event that Parent, any Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.5.

(e) The provisions of this Section 7.5 are intended to be for the benefit of, and will be enforceable by, each covered or D&O Indemnified Person referred to in Section 7.5, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

7.6 Reasonable Efforts; Further Assurances. On the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use their respective reasonable efforts to take promptly or cause to be taken promptly all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents as may be required to carry out the provisions of this Agreement and consummate and make effective in the most expeditious manner possible the Transaction, including by taking all actions reasonably necessary to cause the conditions precedent set forth in ARTICLE IX to be satisfied as soon as practicable after the date of this Agreement. Parent shall

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cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub will not engage in any business which is not in connection with the merger with and into the company pursuant to this Agreement.

7.7 Other Corporate Matters. Each of Parent and Merger Sub agree upon the request of the Company to attend to and complete any registration and filing, to the extent not completed as of Closing, of the change of directors, secretary, supervisor, legal representative and such other officers or representatives of any Acquired Company with the relevant Governmental Authority, registered agent or other Person within time limits permitted in accordance with the requirements of applicable Law, and update the relevant Books and Records accordingly.

7.8 Transaction Litigation. In the event that any litigation initiated by any Seller related to this Agreement, the Transaction or the other transactions contemplated by this Agreement is brought against the Company or any members of the board of directors of the Company after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the reasonable opportunity to participate in the defense of any Transaction Litigation, and the Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

7.9 Payments out of Escrow Amount.

(a) Parent shall be paid solely from the Escrow Amount the amount of any and all Losses which Parent incurs and which arise out of, or by reason of, or as a result of:

(i) Any Leakage;

(ii) Any inaccuracy in or breach of the representations and warranties of the Company set forth in Section 4.3 (Capitalization; Title to Shares) of this Agreement; and

(iii) Any Transaction Expenses which are not deducted from the calculation of the Merger Consideration.

(b) The Losses described in the foregoing clauses (i), (ii) and (iii) of Section 7.9(a) shall be paid by the Escrow Agent from the Escrow Amount only upon receipt of a joint payment instruction executed by each of Parent and the Sellers’ Representative. If a Claim Notice is given, the Escrow Agent shall continue to hold in escrow and shall not release, any amount of funds then held in escrow in relation to the amount set forth in the Claim Notice until the determination in accordance with this Agreement and the Escrow Agreement as to whether the Parent is, or the Sellers are, entitled to such funds.

(c) In the event that Parent becomes aware of the existence of a claim for payment to be asserted with respect to the Losses described in the foregoing clauses (i), (ii) and (iii) of Section 7.9(a), Parent shall promptly cause written notice thereof (a “Claim Notice”) to be delivered to the Sellers’ Representative and the Escrow Agent. Such Claim Notice shall be

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accompanied by documentation setting forth in detail the basis for why payment is required under the provisions of subsection (a), as well as a proposed joint payment instruction to the Escrow Agent with respect to the Losses contemplated by such Claim Notice; provided, that any such Claim Notice shall be effective only if received by the Sellers’ Representative on or prior to the date that is ninety (90) days after the Closing Date. Parent shall afford to the Sellers’ Representative and its representatives reasonable access during normal business hours upon reasonable advance notice to all the properties, books, records, contracts, documents, information, personnel and representatives (including accountants to the Company and its Subsidiaries) of the Company and its Subsidiaries and such representatives (including the work papers of the accountants to the Company and its Subsidiaries, subject to customary non-reliance letters) relevant to the review or preparation of Parent’s calculation of the Losses set forth in such Claim Notice and, if requested by the Sellers’ Representative, shall provide copies of any such books, records, contracts, documents and information electronically and in such formats as are reasonably requested. The parties shall attempt in good faith to resolve any disputes with respect to such Claim Notice within thirty (30) days of the delivery by Parent thereof, and if not resolved in such thirty (30) day period, such claim for Losses may, subject to the terms and conditions of this Agreement, be resolved through judicial actions, suits or proceedings brought by either party or by such other means as the parties may mutually agree.

(d) If it is finally determined and no longer subject to potential judicial appeal pursuant to paragraph (c) that Parent is entitled to payment out of the Escrow Amount for Losses, Parent and the Sellers’ Representative shall execute and deliver to the Escrow Agent a joint payment instruction to deliver to Parent an amount of funds then held in escrow equal to the lesser of: (i) the amount claimed by Parent which is payable in accordance with the terms of this Section 7.9 (but not in any event in excess of the Escrow Amount); or (ii) the amount of the Escrow Amount which is available for release and distribution to the Sellers’ Representative.

(e) Within five (5) Business Days after the date that is ninety (90) days after the Closing Date, the Escrow Agent shall release the full amount of funds then held in escrow, together with any interest thereon, other than any amounts then subject to an outstanding Claim Notice timely delivered by Parent in accordance with paragraph (c) (the “Initial Escrow Distribution”). To the extent that at the time of the Initial Escrow Distribution any amounts are subject to an outstanding Claim Notice and later following the procedures contemplated by paragraph (c) it is finally determined and no longer subject to potential judicial appeal that Parent is not entitled to all or a portion of the amounts subject to all such Claim Notices, the parties shall promptly (and in no event later than three (3) Business days after final determination of the last outstanding Claim Notice) issue a joint payment instruction to the Escrow Agent to release the full amount of any remaining funds then held in escrow, together with any interest thereon (“Additional Escrow Distribution”). The Escrow Agent shall release the amounts subject to the Initial Escrow Distribution and any Additional Escrow Distribution as follows:

(i) release to the Paying Agent the aggregate amount of the Pro Rata Share of the Initial Escrow Distribution, or Additional Escrow Distribution as applicable, for all Stockholders, as well as all RSU Holders and Deferred Compensation Plan participants who are not employed by the Surviving Corporation and/or its Subsidiaries at the time of such payment, for distribution to each such Seller pursuant to the payment instructions set forth in such Seller’s Letter of Transmittal of such Seller’s Pro Rata Share of the Initial Escrow Distribution or Additional Escrow Distribution as applicable; and

(ii) release to the Surviving Corporation the aggregate amount of the Pro Rata Share of the Initial Escrow Distribution, or Additional Escrow Distribution as applicable, for all RSU Holders and Deferred Compensation Plan participants who are employed by the Surviving Corporation and/or its Subsidiaries at the time of such payment, for distribution to each such Seller through the payroll system of the Surviving Corporation or its applicable Subsidiary on the next scheduled payroll date (occurring at least three (3) Business Days thereafter) of such Seller’s Pro Rata Share of the Initial Escrow Distribution or Additional Escrow Distribution as applicable, less any required withholding Taxes required to be withheld with respect to such payment.

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(f) Notwithstanding anything contained herein to the contrary, the right of Parent to receive payment from the Escrow Amount in accordance with this Section 7.9 and the Escrow Agreement, and only for so long as funds remain in the Escrow Amount in accordance with this Section 7.9 and the Escrow Agreement, shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent and its Affiliates, directors, officers, equity holders and representatives (collectively, the “Parent Related Parties”) against Sellers and the Company arising out of or in connection with this Agreement, the transactions contemplated by this Agreement and any Losses described in clauses (i), (ii) and (iii) of Section 7.9(a) and are acknowledged and agreed by the parties to be in lieu of any other remedies that the Parent Related Parties may be entitled to with respect to such matters, whether at law, in equity, in contract, in tort or otherwise with respect to this Agreement or the transactions contemplated hereby. Nothing in this Agreement shall be construed or interpreted to limit any rights the Parent, the Company or the Surviving Corporation may have under a Letter of Transmittal delivered by a Seller.

7.10 Acquisition Proposals. The Company and its Subsidiaries shall not, and shall use commercially reasonable efforts to cause their respective directors, officers, employees, agents and authorized representatives not to, directly or indirectly, (a) initiate, solicit or knowingly encourage or otherwise knowingly facilitate any inquiries with respect to, or the making of, any Acquisition Proposal or any offer or proposal that could reasonably be expected to lead to an Acquisition Proposal, (b) engage, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to an Acquisition Proposal or any offer or proposal that could reasonably be expected to lead to an Acquisition Proposal, (c) approve, endorse, recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, or (d) execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal, and the Company shall not resolve or agree to do any of the foregoing. The Company shall immediately cease any solicitations, discussions or negotiations or other activities with any Person (other than the Parties) in connection with an Acquisition Proposal. The Company also agrees that it will promptly request each Person (other than the Parties) that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date of this Agreement.

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The Company shall promptly (and in any event within 24 hours of the Company obtaining knowledge thereof) notify Parent orally and in writing of the receipt of any inquiries, proposals or offers, any requests for information, or any requests for discussions or negotiations with the Company or any of its Representatives, in each case with respect to an Acquisition Proposal or any offer or proposal that could reasonably be expected to lead to an Acquisition Proposal after the date of this Agreement, which notice shall include a summary of the material terms of, and the identity of the Person making, such Acquisition Proposal (including, if applicable, copies of any such written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a reasonably current basis, of any material developments related to the terms, conditions and process associated with such proposals and offers.

7.11 ASA Transactions.

(a) In connection with the consummation of any ASA Transactions, prior to the Closing, the Company shall, or shall cause its Subsidiaries (including the ASA Entities) to “net” or settle or write off all intercompany accounts payable, accounts receivable and other intercompany loans or other accounts between an Acquired Company, on the one hand, and an ASA Entity, on the other hand, with a zero net effect on Cash and Cash Equivalents of the Acquired Companies in the aggregate, including, for illustrative purposes, “netting,” settling or writing off the matters set forth on Schedule 7.11(a). Notwithstanding anything in this Section 7.11(a) that may be construed to the contrary, in no event shall intercompany trade with respect to the sale or purchase of products between any Acquired Companies and ASA Entities in the Ordinary Course of Business (“Intercompany Sales”) be taken into account for purposes of this Section 7.11(a).

(b) Prior to the Closing, the Acquired Companies shall not exercise the Call Option contemplated by the Call and Put Option Agreement without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) No documents with respect to the ASA Transactions shall be amended or modified and no new definitive agreements with respect thereto shall be executed, to the extent such amendments or other documents would result in Liabilities for the Acquired Companies that would survive the Closing and that would, in the aggregate, increase the Liabilities of the Acquired Companies as of the date of the execution of each of the ASA Documents with respect to the ASA Transactions, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.12 Consents; Notices. Prior to the Closing, the Company shall use reasonable best efforts to obtain all necessary consents, waivers and approvals of any third parties set forth in Schedule 4.5 and Schedule 4.6. Such consents, waivers and approvals shall be in a form acceptable to Parent.

ARTICLE VIII

TAX MATTERS

8.1 Post-Closing Assistance. Sellers, the Sellers’ Representative and Parent will each provide the other such reasonable cooperation and assistance as may reasonably be

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requested in connection with the preparation and filing of any Tax Return with respect to the Acquired Companies, or any audit or other examination by any Governmental Authority or any judicial or administrative proceedings relating to Taxes with respect to the Acquired Companies, and each will retain and provide promptly to the requesting party any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination, including any required powers of attorney in order to defend any such audit or examination, proceedings or determination. The party requesting assistance will reimburse the other party for reasonable, documented out-of-pocket expenses (other than salaries or wages of any employees of the parties) incurred in providing such assistance.

8.2 Transfer Taxes. All transfer, documentary, excise, sales, use, value-added, goods and services, harmonized, stamp, filing, recordation, registration and other such Taxes and fees (including any penalties and interest with respect thereto) incurred or payable, if any, resulting directly from the Transaction (the “Transfer Taxes”) shall be paid (or otherwise borne) by Parent when due. Parent shall be responsible for preparing and timely filing all Tax Returns relating to Transfer Taxes. The Company agrees to use, upon request from Parent, commercially reasonable efforts to promptly obtain any certificates or other documents from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes.

ARTICLE IX

CLOSING CONDITIONS

9.1 Conditions Precedent to Obligations of the Parties. The respective obligations of each party to consummate the Transaction are subject to the satisfaction or waiver, in writing, on or prior to the Closing Date of the following conditions:

(a) there shall not be in effect any Governmental Order restraining, enjoining or otherwise prohibiting the consummation of the Transaction; provided, that prior to asserting the failure of this condition, the party asserting its failure shall have used its reasonable efforts to have such Governmental Order vacated;

(b) any approvals or conditions of clearance under Antitrust Law or Foreign Investment Law with respect to the filings set forth on Schedule 9.1(b) required to consummate the Transaction shall have been met or obtained and any waiting periods and other approvals applicable to the Transaction under the HSR Act or under other Antitrust Law or any Foreign Investment Law set forth on Schedule 9.1(b) applicable to the Transaction shall have expired or been earlier terminated;

(c) this Agreement shall have been adopted by the Required Stockholder Consent in accordance with applicable Law and the Company’s Organizational Documents and the Required Stockholder Consent remains in full force and effect and shall not have been modified in any adverse manner;

(d) no more than five percent (5%) of the outstanding capital stock of the Company shall be Dissenting Shares, other than any Dissenting Share held by a Stockholder who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost his, her or its rights to appraisal of such share of Company Common Stock under Section 262 of the DGCL; and

(e) the sales, mergers or transfers of assets of the ASA Entities contemplated by the transactions described in items (i), (iv), and (vi) of the definition of “ASA Transactions” shall have been completed.

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9.2 Conditions Precedent to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Transaction is further subject to the satisfaction or waiver, in writing, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.

(i) All of the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (other than the Fundamental Representations, which are addressed in clause (ii) below) as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct only as of such particular date), except in any case where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, constitute a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded);

(ii) the Fundamental Representations shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date), which shall have been true and correct in all material respects only as of such particular date (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded);

(iii) the Capitalization Representations shall be true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than de minimis inaccuracies and for changes after the date of this Agreement that are permitted by Section 6.1); and

(b) The Company shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by the Company on or prior to the Closing Date, and Parent and Merger Sub shall have received certificates from the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Closing Date and signed by an authorized officer of the Company, to the foregoing effect;

(c) The Company shall have delivered or caused to be delivered to Parent the closing deliveries as provided in Section 3.1; and

(d) Since the date of this Agreement, there shall not have occurred and be continuing any events, developments, changes, effects or occurrences that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

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9.3 Conditions Precedent to Obligation of the Company. The obligation of the Company to consummate the Transaction is further subject to the satisfaction or waiver, in writing, on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct only as of such particular date), except in each case where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the Transaction (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “material adverse effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded), and the Company shall have received a certificate, dated as of the Closing Date signed by an authorized officer of each of Parent and Merger Sub, to the foregoing effect;

(b) Parent and Merger Sub shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by Parent or Merger Sub on or prior to the Closing Date, and the Company shall have received a certificate, dated as of the Closing Date and signed by an authorized officer of each of Parent and Merger Sub to the foregoing effect; and

(c) Parent and Merger Sub shall have delivered or caused to be delivered the closing deliveries as provided in Section 3.2.

ARTICLE X

SELLERS’ REPRESENTATIVE

10.1 Sellers’ Representative.

(a) As of the date of this Agreement, James S. McElya and Joseph A. Onorato shall be constituted and appointed, collectively, as the “Sellers’ Representative”, with full and joint but not individual power and authority on each Seller’s behalf (i) to consummate the Transaction in accordance with the terms and conditions set forth in this Agreement, (ii) to pay each such Seller’s expenses (whether incurred on or after the date of this Agreement) incurred in connection with the negotiation and performance of this Agreement, (iii) to receive, give receipt and disburse any funds received hereunder on behalf of or to each such Seller, (iv) to hold back from disbursement to all of the Sellers collectively any such funds to the extent it reasonably determines may be necessary or required under the terms and conditions of this Agreement or applicable Law, (v) to execute and deliver on behalf of each such Seller, all documents contemplated herein, and any amendment or waiver hereto, (vii) to negotiate, settle, compromise and otherwise handle all disputes with any party under this Agreement and (viii) to give and

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receive notices on behalf of the Sellers collectively and (ix) to do each and every act and exercise any and all rights which the Sellers collectively are, permitted or required to do or exercise under this Agreement. The Sellers, by accepting the consideration payable to them hereunder, irrevocably grant unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or required to be done in connection with the transactions contemplated by this Agreement as fully to all intents and purposes as Sellers might or could do in person. Such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of such holder.

(b) All decisions, actions, consents and instructions of the Sellers’ Representative authorized to be made, taken or given pursuant to Section 10.1(a) shall be (i) made, taken or given jointly and not individually by James S. McElya and Joseph A. Onorato, which joint decisions, actions, consents and instructions may be effected through joint signatures or through written consents or authorizations authorizing specified actions by or individual signing authority to one of such individuals, and (ii) final and binding upon all the Sellers, and no Seller shall have any right to object, dissent, protest or otherwise contest the same, except for the bad faith, gross negligence or willful misconduct of the Sellers’ Representative in connection therewith. Neither the Sellers’ Representative nor any agent employed by the Sellers’ Representative shall incur any liability to any Seller relating to the performance of its duties as authorized hereunder except for actions or omissions constituting fraud, bad faith, gross negligence or willful misconduct of the Sellers’ Representative in connection therewith. The Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts actually received on behalf of such Seller. The Sellers’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

(c) The Sellers shall be bound by all actions taken and documents executed by the Sellers’ Representative in connection with this Agreement, the Transaction Agreements to which the Company is a party, and Parent shall be entitled to rely on any action or decision of the Sellers’ Representative (and, for the avoidance of doubt, the Sellers shall be responsible to Parent severally (and not jointly and severally) and proportionately in accordance with their Pro Rata Share, for any action or inaction of the Sellers’ Representative in its capacity as such under this Agreement, any Transaction Agreements to which the Company is a party as if the same were taken or not taken by the Sellers under this Agreement or such Transaction Agreement). Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each of the Sellers.

(d) In the event that either of the individuals serving collectively as the Sellers’ Representative becomes unable to perform the Sellers’ Representative’s responsibilities or resigns from such position, the Sellers which held, immediately prior to the Effective Time, a majority of the Shares shall select another representative to fill such vacancy and such substituted representative shall (i) be deemed to be, collectively with the other individual not so replaced, the Sellers’ Representative for all purposes of this Agreement and (ii) exercise the rights and powers of, and be entitled to the indemnity, reimbursement and other benefits of, the Sellers’ Representative.

53	Agreement and Plan of Merger

(e) The Sellers agree, severally (and not jointly and severally) based on their Pro Rata Share, to indemnify the Sellers’ Representative for, and to hold the Sellers’ Representative harmless against, any losses or damages incurred without bad faith, gross negligence or willful misconduct on the part of the Sellers’ Representative, arising out of or in connection with the Sellers’ Representative’s carrying out its duties under this Section 10.1, including costs and expenses of successfully defending the Sellers’ Representative against any claim of liability with respect thereto. The Sellers’ Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel. The indemnity obligations of this Section 10.1(e) shall survive the resignation, replacement or removal of the Sellers’ Representative or the termination of this Agreement pursuant to Section 11.1.

(f) Contemporaneously with the Closing, and without any act of any Seller, Parent shall pay the Sellers’ Representative Fund Amount to the Sellers’ Representative, to be held by the Sellers’ representative for the payment of expenses incurred by the Sellers’ Representative in performing its duties pursuant to this Agreement Parent will be deemed to have contributed on behalf of each Seller, his, her or its Pro Rata Share of the Sellers’ Representative Fund Amount for retention by the Sellers’ Representative. Any of the Sellers’ Representative’s Fund Amount originally paid to the Sellers’ Representative at the Closing that has not been used by the Sellers’ Representative pursuant to the terms of this Agreement by the one-year anniversary of the Closing (such amount, if any, the “Sellers’ Representative Fund Distribution Amount”), shall be distributed by the Sellers’ Representative to the Sellers, in each case in proportion to their respective Pro Rata Share of such remaining funds, if any. None of Parent or any of its Affiliates shall have any liability or obligation with respect to the use of the Sellers’ Representative’s Fund Amount by the Sellers’ Representative. In the event that any amount is owed to the Sellers’ Representative, whether for fees, expense reimbursement or indemnification, the Sellers’ Representative shall be entitled to be reimbursed by the Sellers proportionately in accordance with their Pro Rata Share, and the Sellers agree to so reimburse the Sellers’ Representative; provided, that the Sellers’ Representative shall first draw from the Sellers’ Representative Fund Amount to the extent any portion of such amount remains outstanding. Upon notice from the Sellers’ Representative to the Sellers as to any such owed amount, including a reasonably detailed description as to such owed amount, each Seller shall promptly deliver to the Sellers’ Representative full payment of his or her Pro Rata Share of such owed amount.

(g) Parent and Merger Sub and the Acquired Companies shall have no liability with respect to this Section 10.1.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may be terminated and the Transaction may be abandoned prior to the Closing as follows:

(a) by mutual written consent of the Company and Parent;

54	Agreement and Plan of Merger

(b) at the election of the Company or Parent on or after the date that is eight (8) months after the date of this Agreement (the “Outside Date”), if the Closing shall not have occurred by the close of business on such date; provided, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a party if such party is in material breach of any of its covenants or agreements under this Agreement;

(c) by the Company or Parent, if there shall be in effect a final, nonappealable Governmental Order restraining, enjoining or otherwise prohibiting the consummation of the Transaction; it being agreed that the parties shall promptly appeal any adverse determination that is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to a party if such Governmental Order was primarily due to the failure of such party to perform any of its covenants or agreements under this Agreement;

(d) by Parent, if the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement in a manner that would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b), which breach cannot be or has not been cured by the Outside Date; provided, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to Parent if Parent is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) by the Company, if Parent shall have breached any representation, warranty, covenant or other agreement contained in this Agreement in a manner that would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b), which breach cannot be or has not been cured by the Outside Date, it being agreed that a failure by Parent to pay the Merger Consideration when due and payable shall not be a breach capable of being cured and the Company shall have a right to terminate this Agreement immediately upon such failure to pay the Merger Consideration; provided, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to the Company if the Company is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(f) by the Parent, if the Recommendation is withdrawn or revoked at any time following the date of this Agreement and until the Required Stockholder Consent is obtained by the Company.

11.2 Termination Procedure. In the event of the termination of this Agreement by the Company or Parent pursuant to Section 11.1, written notice thereof shall forthwith be given to the other party (other than with respect to termination of this Agreement pursuant to Section 11.1(a), for which no additional written notice shall be required), and this Agreement shall terminate, and the consummation of the Transaction shall be abandoned, without further action by the Company or Parent.

11.3 Effect of Termination. If this Agreement is validly terminated pursuant to Section 11.1 and Section 11.2, all further obligations of the parties under this Agreement shall terminate and such termination shall be without liability to the parties, except that (a) the obligations of the Company and Mann+Hummel, GmbH under the Confidentiality Agreement and the obligations of the parties hereto under ARTICLE XII of this Agreement shall survive

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such termination and not be affected thereby, and (b) no such termination shall relieve any party from liability for any intentional and material breach of any representation, warranty or covenant contained in this Agreement and, in the case of Parent, the failure to deliver the Merger Consideration as and when required hereunder.

ARTICLE XII

MISCELLANEOUS

12.1 Nonsurvival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms expressly apply or are to be performed in whole or in part after the Effective Time and those set forth in this ARTICLE XII.

12.2 Expenses. Except as otherwise specifically provided in this Agreement or the Escrow Agreement, each party shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses) incurred by it in connection with the negotiation, execution and performance of this Agreement and the consummation of the Transaction; notwithstanding the foregoing, whether or not the Transaction is consummated, Parent shall pay all reasonable out-of-pocket costs and expenses incurred by the Company related to, or otherwise associated with, the Company’s response to any requests or other communications from or by a Governmental Authority under Antitrust Laws or Foreign Investment Laws (including legal fees and expenses, and fees and expenses associated with any consultants, accountants, economists or other professionals) (collectively, “Second Request Expenses”); provided, that Parent’s obligation to pay such Second Request Expenses shall not exceed, in the aggregate, Eight Million Dollars ($8,000,000). Parent shall receive written invoices for amounts incurred that relate to Second Request Expenses prior to payment of such expenses; provided, that the Company shall be permitted to edit such invoices to remove any information the disclosure of which would be reasonably likely to jeopardize any attorney-client or other legal privilege. Parent shall promptly upon the Company’s request either pay such costs and expenses directly or reimburse the Company for the same. Parent shall pay all filing fees relating to any filing made pursuant to the HSR Act or any other Antitrust Law or Foreign Investment Law required for the Transaction.

12.3 Notices. All notices, requests, demands, claims and other communications that are required or may be given pursuant to this Agreement must be in writing and delivered in accordance with the terms below to the parties at the following addresses (or to the attention of such other Person or such other address as any party may provide to the other parties by notice in accordance with this Section 12.3):

If to Parent or Merger Sub, to each of:

MANN+HUMMEL HOLDING GmbH

Hindenburgstr. 45

71636 Ludwigsburg, Germany

Attention: Jürgen Gabriel

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Facsimile: +49 (7141)98-182648

Email: Juergen.Gabriel@mann-hummel.com

and

MANN+HUMMEL HOLDING GmbH

Hindenburgstr. 45

71636 Ludwigsburg, Germany

Attention: Sigfrid Steiner

Facsimile: +49 (7141)98-182786

Email: sigfrid.steiner@mann-hummel.com

with a copy (which shall not constitute notice) to:

Manatt, Phelps & Phillips, LLP

7 Times Square

New York, NY 10036

Attention: Aydin S. Caginalp

Facsimile: 212-790-4545

Email: acaginalp@manatt.com

if to the Company, to each of:

Affinia Group Holdings Inc.

c/o Affinia Group Inc. – Legal Department

1 Wix Way

Gastonia, NC 28054 USA

Attention: David Sturgess and Maggie Drozd

Facsimile: +1 704-869-3493

Email:	dave.sturgess@affiniagroup.com
maggie.drozd@affiniagroup.com

and

Affinia Group Inc. – Chief Financial Officer

1 Wix Way

Gastonia, NC 28054 USA

Attention: Steven P. Klueg

Facsimile: +1 704-869-3493

Email: steve.klueg@affiniagroup.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

7930 Jones Branch Drive

Ninth Floor

McLean, VA 22102

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Attention:	Richard T. Horan, Jr.
J. Brent Singley
Facsimile:	+1 703-610-6200

Email:	richard.horan@hoganlovells.com
brent.singley@hoganlovells.com

if to the Sellers’ Representative, to:

Mr. James S. McElya

Mr. Joseph A. Onorato

c/o Hogan Lovells US LLP

7930 Jones Branch Drive

Ninth Floor

McLean, VA 22102

Attention:	Richard T. Horan, Jr.
J. Brent Singley
Facsimile:	+1 703-610-6200

Email:	richard.horan@hoganlovells.com
brent.singley@hoganlovells.com

Any such notice or other communication will be deemed to have been given (i) if personally delivered, when so delivered, against written receipt, (ii) if sent by a nationally recognized overnight courier delivery service which guarantees next day delivery, one (1) Business Day after being so sent, (iii) if given by facsimile or email transmission, once such notice or other communication is transmitted to the facsimile number specified in this Section 12.3 and the appropriate answer back or telephonic confirmation is received, or at the time and on the date of such email transmission, provided, that such notice or other communication is promptly thereafter delivered in accordance with the provisions of clauses (i) or (ii) of this Section 12.3. Any notice, request, demand, claim or other communication given hereunder using any other means (including ordinary mail) shall not be deemed to have been duly given unless and until such notice, request, demand, claim or other communication actually is received by the individual for whom it is intended.

12.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other parties and any purported assignment or delegation in violation of this Section 12.4 shall be null and void, provided, however, that Parent and Merger Sub may assign their rights hereunder to the Lenders as collateral security in connection with the Financing.

12.5 Amendment; Waiver. This Agreement may not be modified or amended except pursuant to a written instrument making specific reference hereto signed by each of the parties. The terms of this Agreement may be waived only by a written instrument signed by the party or parties waiving compliance. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise provided. No

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delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

12.6 Entire Agreement. This Agreement and the related documents contained as Annexes, Exhibits and Schedules hereto or expressly contemplated hereby (including the Transaction Agreements) and the Confidentiality Agreement contain the entire understanding of the parties relating to the subject matter of this Agreement and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter of this Agreement. The Annexes, Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party.

12.7 Specific Performance. Each party hereto acknowledges and agrees that money damages would not be a sufficient remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise for any breach of this Agreement by the other party, that the non-breaching party would suffer irreparable harm as a result of any such breach, and that, in addition to all other remedies available under this Agreement or at law or in equity, the non-breaching party shall be entitled to specific performance and injunctive or other equitable relief (without proof of damages) as a remedy for any such breach or threatened breach, without posting any bond, security or other undertaking. In the event of any action by any party to enforce this Agreement, the other party hereby waives the defense that there is an adequate remedy at law.

12.8 Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PERSON FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES OF SUCH OTHER PERSON, INCLUDING LOSS OF REVENUE, INCOME OR PROFITS, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT AND, IN PARTICULAR, NO “MULTIPLE OF PROFITS” OR “MULTIPLE OF CASH FLOW” OR SIMILAR VALUATION METHODOLOGY SHALL BE USED IN CALCULATING THE AMOUNT OF ANY LOSSES OR DAMAGES.

12.9 No Third Party Beneficiary. This Agreement is made for the sole benefit of the parties, and their respective successors, executors and permitted assigns, and except as set forth in Section 7.5 and except following the Closing, for the right of the Sellers to receive the Merger Consideration in accordance with and subject to ARTICLE II, nothing contained herein, express or implied, is intended to or shall confer upon any other Person any third party beneficiary right or any other legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

12.10 Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the substantive Laws of the State of Delaware, without giving effect to any conflicts of Law, rule or principle that might require the application of the Laws of another jurisdiction.

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12.11 Neutral Construction. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party hereto represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties hereto agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties hereto on the grounds that such party or parties drafted or was more responsible for drafting any provision.

12.12 Severability. In the event that any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction, provided, that any such reform or construction does not affect the economic or legal substance of the Transaction in a manner adverse to any party.

12.13 Headings; Interpretation; Annexes, Schedules and Exhibits. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections, Articles, Annexes, Exhibits or Schedules, unless otherwise indicated, are references to Sections, Articles, Annexes, Exhibits and Schedules of this Agreement. References to “party” or “parties,” unless otherwise indicated, are references to a party or the parties to this Agreement. The words “include,” “includes,” and “including” when used herein are deemed in each case to be followed by the words “without limitation.” Words (including defined terms) in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Annexes, Schedules and Exhibits) and not to any particular provision of this Agreement unless otherwise specified. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Annexes, Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Annexes, Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof. Disclosure of information included on any Disclosure Schedule (or portion of any Disclosure Schedule) shall be considered disclosures for all other Disclosure Schedules (or other portions of other Disclosure Schedules) to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other Disclosure Schedules (or other portions of disclosure schedules). In addition, the

60	Agreement and Plan of Merger

fact that any disclosure on any Schedule is not required to be disclosed in order to render the applicable representation or warranty to which it relates true, or that the absence of such disclosure on any Schedule would not constitute a breach of such representation or warranty, shall not be deemed or construed to expand the scope of any representation or warranty hereunder or to establish a standard of disclosure in respect of any representation or warranty. For purposes of counting the number of days: (i) the day of the event that triggers the period is excluded; (ii) each day is counted, including intermediate days that are not Business Days except if Business Days are specified in which case only such Business Days are to be counted; and (iii) the last day of the period is included, but if the last day is a day that is not a Business Day, the period continues to run until the end of the next day that is a Business Day provided that in the case of counting Business Days, such last day may only be a Business Day.

12.14 Consent to Jurisdiction and Service of Process. EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF DELAWARE (A “SPECIFIED COURT”) AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT, ANY AGREEMENT DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTION SHALL BE LITIGATED IN ONLY IN A SPECIFIED COURT. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF ANY SPECIFIED COURT AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, OR ANY OTHER DEFENSE THAT WOULD HINDER OR DELAY THE LEVY, EXECUTION OR COLLECTION OF ANY AMOUNT TO WHICH ANY PARTY HERETO IS ENTITLED PURSUANT TO ANY FINAL JUDGMENT OF ANY SPECIFIED COURT HAVING JURISDICTION, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED BY A SPECIFIED COURT IN CONNECTION WITH THIS AGREEMENT, ANY TRANSACTION AGREEMENT OR THE TRANSACTION. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY SPECIFIED COURT IN ANY SUCH ACTION OR PROCEEDING BY THE DELIVERY OF COPIES THEREOF BY A NATIONALLY RECOGNIZED OVERNIGHT COURIER DELIVERY SERVICE, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT. ANY SUCH SERVICE OF PROCESS SHALL BE EFFECTIVE UPON DELIVERY. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

12.15 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS OR THE TRANSACTION. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

61	Agreement and Plan of Merger

LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.15.

12.16 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Facsimile and pdf signatures shall be treated as original signatures for all purposes hereunder.

12.17 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Company or its Affiliates shall have any Liability for any Liabilities of Sellers or their Affiliates under this Agreement or the other Transaction Agreements or for any claim based on, in respect of, or by reason of, the Transaction.

12.18 Conflicts of Interest; Privileges. It is acknowledged by each of the parties hereto that the Sellers, the Company, Affinia Group Intermediate Holdings Inc. and Affinia Group Inc. have retained Hogan Lovells US LLP (together with Hogan Lovells International LLP, “Hogan Lovells”) to act as its counsel in connection with the Transaction and that Hogan Lovells has not acted as counsel for any other Person in connection with the Transaction and that no other party to this Agreement has the status of a client of Hogan Lovells for conflict of interest of any other purposes as a result thereof. Parent hereby agrees that, in the event that a dispute arises between Parent or any of its Affiliates (including, after the Closing, any of the Acquired Companies) and any of the Sellers or any Seller’s Affiliate (excluding any Acquired Company as constituted prior to the Closing) under this Agreement or the Transaction, Hogan Lovells may represent such Seller and/or such Seller’s Affiliate (excluding any Acquired Company as constituted prior to the Closing) in such dispute even though the interests of such Seller or such Seller’s Affiliate (excluding any Acquired Company as constituted prior to the Closing) may be directly adverse to Parent, the Company or any of their respective Affiliates (including, after the Closing, any of the Acquired Companies), and even though Hogan Lovells may have represented the Sellers or the Company or another Acquired Company in a matter substantially related to such dispute, and Parent and the Company hereby waive, on behalf of themselves and each of their Affiliates (other than any Seller), any conflict of interest in connection with such representation by Hogan Lovells. Parent further agrees that, as to all communications among Hogan Lovells, the Sellers, the Company, any of the Acquired Companies and any of the Sellers’ Affiliates prior to the Closing that relate in any way to the Transaction, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Sellers and the Sellers’ Affiliates (as constituted prior to the Closing) and may be controlled by Sellers or Sellers’ Affiliates (excluding the Acquired Companies) and shall not pass to or be claimed by Parent, the Company or any of the Acquired Companies.

[Remainder of page intentionally blank; signature pages follow]

62	Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the date first written above.

PARENT:

MANN+HUMMEL HOLDING GmbH

By:	/s/ Manfred Wolf
	Name:	Manfred Wolf
	Title:	Managing Director

By:	/s/ Jürgen Gabriel
	Name:	Jürgen Gabriel
	Title:	General Counsel

MERGER SUB:

M+H SUB 2015 INC.

By:	/s/ Manfred Wolf
	Name:	Manfred Wolf
	Title:	President

By:	/s/ Sigfrid Steiner
	Name:	Sigfrid Steiner
	Title:	Senior Vice President

[Signature Page to Agreement and Plan of Merger]

COMPANY:

AFFINIA GROUP HOLDINGS INC.

By:	/s/ David E. Sturgess
	Name:	David E. Sturgess
	Title:	Senior Vice President, Secretary and
General Counsel

[Signature Page to Agreement and Plan of Merger]

SELLERS’ REPRESENTATIVE:

/s/ James S. McElya
James S. McElya

/s/ Joseph A. Onorato
Joseph A. Onorato

[Signature Page to Agreement and Plan of Merger]

ANNEX I

DEFINITIONS

Certain Definitions. For all purposes of and under this Agreement, the following terms shall have the respective meanings set forth below:

“Acquired Company” means each of the Company and its Subsidiaries (but not any ASA Entities) and includes, after the Effective Time, the Surviving Corporation. Notwithstanding the foregoing, the term Acquired Company shall include the Brazil Filtration Business which may be acquired by a newly established Subsidiary of the Company in Brazil as a result of the exercise of the call option (or the put option) as described in the definition of the term “ASA Transactions”.

“Acquisition Proposal” means any written inquiry, proposal or offer from any Person relating to any acquisition or purchase of any of the Acquired Companies, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving any of the Acquired Companies or substantially all of the assets of any of the Acquired Companies, other than the Transaction; provided, that for the avoidance of doubt matters relating to the ASA Transactions shall not be considered “Acquisition Proposals” for purposes of this Agreement.

“Action” means any claim, action, complaint, labor dispute, litigation suit or proceeding, arbitral action, governmental inquiry or audit, formal inquiry, criminal prosecution, civil or criminal investigation or other governmental investigation.

“Affiliate” or “Affiliates” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by Contract or otherwise.

“AGHI Loan” means that certain Seller Subordinated Note, dated November 30, 2004 issued by Affinia Group Holdings Inc. to Dana Corporation and any notes resulting from the assignment, replacement, reissuance or refinancing of such note.

“Antitrust Law” means any Law that prohibits, restricts or regulates actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“ASA Account Assignments” means the assignment of any accounts payable and/or receivable between any of the Acquired Companies, on the one hand, and Affinia Argentina S.A., Fanacif S.A., Farloc Argentina S.A.I.C.yF. and/or Arvis Ltda., on the other hand, to the purchasers of Affinia Argentina S.A., Fanacif S.A., Farloc Argentina S.A.I.C.yF. and/or Arvis Ltda. as part of the consideration for the purchases of Affinia Argentina S.A., Fanacif S.A., Farloc Argentina S.A.I.C.yF. and/or Arvis Ltda, in each case exclusive of any Intercompany Sales.

Annex I - 1	Agreement and Plan of Merger

“ASA Entities” means any or all, as the context may require, of each of the following: Affinia Automotiva Ltd., Pellegrino Distribuidora de Autopecas Ltda., Affinia Argentina S.A., Fanacif S.A., Arvis Ltd., Farloc Argentina S.A.I.C.yF.

“ASA Sale Proceeds” means the net proceeds in Cash (after payment of any and all applicable Taxes (including withholding Taxes)) resulting from the consummation of the ASA Transactions and the repatriation of any proceeds to the United States (as applicable), received by the Acquired Companies as a result of the ASA Transactions (but excluding, and without giving effect to, the Earn-Out (as defined in the Automotiva QPA) pursuant to Section 2.3(c) of the Automotiva QPA), (i) minus all costs, expenses, and fees related thereto (but excluding, and without giving effect to, the Option Price (as defined in the Call and Put Option Agreement)), (ii) plus the amount of any dividend or distribution (after applicable Taxes and withholding Taxes) to any Acquired Company originating from Pellegrino as described in Section 5.2 of the Pellegrino QPA, and (iii) minus the Schertel Payment.

“ASA Transactions” means (i) the transactions contemplated by: (A) the Pellegrino QPA; (B) the Automotiva QPA, in each case as such agreements may be amended from time to time in accordance with Section 7.11, provided, that Parent hereby acknowledges and agrees that in accordance with a conditional agreement between the Company and the purchaser under the Pellegrino QPA, the purchase price under the Pellegrino QPA may be amended to be reduced by an amount equal to the amount of retained earnings of Pellegrino that are capitalized by Pellegrino after the date of the Pellegrino QPA multiplied by three percent (3%), (ii) the Schertel Payment, (iii) as part of and conditioned upon the sale of Pellegrino pursuant to the Pellegrino QPA, a transfer of four parcels of real estate owned by Pellegrino located in Brazil from Pellegrino to Jorge Schertel, (iv) the transactions contemplated by to-be-executed agreement(s) providing for the sale of the ASA Entities’ operations in Uruguay and Argentina, whether by merger, consolidation, stock sale or sale of assets, (v) the possible purchase of filter operations as conducted by Automotiva on the date of this Agreement by a newly established entity wholly owned by the Company in accordance with the Call and Put Option Agreement, (vi) in connection with items (i) and (iv), the write-off, settlement or other final disposition of any intercompany indebtedness and trade receivables, in each case exclusive of any Intercompany Sales, and (vii) the ASA Account Assignments, provided that to the extent the ASA Account Assignments do not occur, the write-off, settlement or other final disposition with respect to the remaining accounts contemplated within the ASA Account Assignments will occur in accordance with item (vi) of this paragraph.

“Automotiva” means Affinia Automotiva Ltd.

“Automotiva QPA” means the Quota Purchase and Sale Agreement, dated June 12, 2015, by and between Affinia Canada ULC, Affinia Southern Holdings LLC, Distribuidora Automotiva S.A., Car Central De Autopecas e Rolamentos Ltda., Auto Norte Distribuidora de Pecas Ltda., Cobra Rolamentos e Autopecas Ltda., Distribuidora Automotiva S.A., Jorge C. Schertel, Pedro Molina Quaresma and Sedim-Administracao e Participacoes Ltda., pursuant to which all of the quotas in Automotiva will be sold or transferred.

Annex I - 2	Agreement and Plan of Merger

“Books and Records” means all financial, accounting and operating data, documents, files, and records of the Acquired Companies.

“Business” means the design, manufacture, assembly, sale and distribution of oil, air, fuel, hydraulic and other filters for light, medium and heavy duty on and off-highway vehicle, industrial and marine applications to aftermarket customers worldwide, and any other business of the Acquired Companies, each as engaged in by the Acquired Companies on the date of this Agreement. The “Business” shall not include any of the Excluded Businesses.

“Brazil Filtration Business” means the filter operations as conducted by Automotiva on the date of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or a day in which the commercial banks located in the cities of New York, New York, United States of America, London, England, Stuttgart, Germany or Frankfurt, Germany are obligated or authorized by applicable Law to remain closed for business.

“Call and Put Option Agreement” means an Assets Call and Put Option Agreement substantially in the form of Exhibit 3.3(c) to the Automotiva QPA.

“Capitalization Representations” means Section 4.3(a) (Capitalization).

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States Dollars) of (i) all cash and (ii) all cash equivalents (including deposits, restricted cash, amounts held in escrow, marketable securities and short term investments) of the Acquired Companies determined in accordance with GAAP.

“Closing Indebtedness” means Funded Indebtedness of the Acquired Companies (excluding the Senior Notes Indebtedness) outstanding as of the Closing Date set forth on the Distribution Schedule, as determined without giving effect to the consummation of the Transaction and in accordance with GAAP, which amount will be paid off as of Closing.

“Closing Indebtedness Amount” means the aggregate amount, if any, that would be required to fully discharge, as of the Closing Date, the Closing Indebtedness. Notwithstanding the foregoing, Closing Indebtedness Amount shall not include any undrawn letters of credit, any amount taken into account in calculating Transaction Expenses or any amounts in respect of the Senior Notes Indebtedness.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Common Stock” means the Common Stock, par value $.01 per share, of the Company.

“Company SEC Documents” means any forms, reports or documents filed by Affinia Group Intermediate Holdings Inc. and Affinia Group Inc. with the SEC under the Securities Act or the Exchange Act from and after January 1, 2013, to five (5) Business Days prior to the date of this Agreement.

Annex I - 3	Agreement and Plan of Merger

“Company Stock Incentive Plan” means the Affinia Group Holdings Inc. 2005 Stock Incentive Plan, as amended.

“Confidentiality Agreement” means the non-disclosure and confidentiality agreement between Mann+Hummel GmbH and the Company, dated on or about June 2, 2015.

“Contract” means any written contract, agreement, loan, evidence of Funded Indebtedness, letter of credit, security or pledge agreement, lease, sales and purchase orders, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, concession agreement, guaranty or other binding commitment.

“Deferred Compensation Plan” means the Affinia Group Senior Executive Deferred Compensation and Stock Awards Plan.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dollar” or “$” means United States Dollars, the lawful currency of the United States of America.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar right), defect of title, or other encumbrance of any kind or character.

“Environmental Law” means any applicable Law in effect prior to or as of the Closing Date, as applicable, relating to pollution, protection or clean-up of the environment, or the generation, use, treatment, storage, transport, disposal, cleanup, remediation or release of, or exposure to, any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Subsidiary of the Company and any other individual or entity controlling, controlled by or under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Escrow Agent” means an escrow agent mutually selected in good faith by Parent and the Company, to act as escrow agent in connection with the Transaction.

“Escrow Agreement” means an escrow agreement in form to be mutually agreed by Parent and the Company consistent with the terms of this Agreement and other customary terms.

“Escrow Amount” means cash in the amount of Ten Million Dollars ($10,000,000).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Businesses” means the businesses of the ASA Entities that are subject to sale pursuant to the ASA Transactions; provided, that to the extent that the filter operations as conducted by Automotiva on the date of this Agreement are acquired prior to the Closing by a newly established entity wholly owned by the Company in accordance with the Call and Put Option Agreement, such filter operations shall be included among the Acquired Companies.

Annex I - 4	Agreement and Plan of Merger

“Foreign Investment Law” means any Law having the purpose of restricting or regulating investments by foreign-registered entities in domestic entities of a particular jurisdiction.

“Fundamental Representations” means the first, third and fourth sentences of Section 4.1 (Organization), Section 4.2 (Authority), Section 4.3(b) (Title to Shares) and Section 4.22 (Brokers).

“Funded Indebtedness” with respect to any Person, means, at any time without duplication of any item deducted from the Merger Consideration as Transaction Expenses pursuant to the terms of this Agreement, (i) all indebtedness of such Person for borrowed money; (ii) the principal amount of all obligations of such Person for the deferred purchase price of property or services (other than trade payables, accrued expenses, capital expenditures in progress, installment payment arrangements for goods or services or obligations to creditors incurred in the ordinary course of such Person’s business); (iii) all obligations of such Person evidenced by notes, mortgages (including for real estate), bonds, debentures or other similar instruments; (iv) all interest, fees and other expenses owed with respect to any indebtedness referred to in clauses (i) to (iii) of this definition; and (v) all indebtedness referred to in clauses (i) to (iv) of this definition which is directly or indirectly guaranteed by any such Person.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time and consistently applied by the Company and its Subsidiaries.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government and any court, tribunal, arbitral body, administrative agency, department, subdivision, commission or other governmental, government appointed, quasi-governmental or regulatory authority, reporting entity or agency, domestic, foreign or supranational.

“Governmental Order” means any order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Hazardous Substance” means petroleum, petroleum by-products, polychlorinated biphenyls, asbestos, radon, urea-formaldehyde insulation, or any other chemicals, materials or substances which are or prior to the Closing Date, as applicable, defined or regulated under any Environmental Law because of their hazardous or deleterious properties, including those defined or regulated as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous substances,” or “hazardous air pollutants.”

“Indenture” means that certain Indenture dated as of April 25, 2013 governing the 7.75% Senior Notes issued by Affinia Group, Inc.

“Intellectual Property” means all (i) registered and unregistered trademarks, service marks, trade names, logos, slogans, trade dress (and any other word, phrase, symbol, color, sound or design that identifies and distinguishes the source of the goods and services of the Business) and all goodwill associated therewith; (ii) patents, patent applications and patentable

Annex I - 5	Agreement and Plan of Merger

and unpatentable inventions; (iii) trade secrets and confidential or proprietary business or technical information and know-how; (iv) registered and unregistered copyrights, including “moral” rights and mask work rights and applications for copyright registrations; (v) domain names and web sites (including the content and underlying architecture); (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable); and (vii) any and all analogous rights to those described in clauses (i) to (vi) of this definition.

“Interest Factor” means 0.0137% percent (to four (4) decimal points) per day (i) multiplied by the number of days from May 31, 2015 until the day before Closing Date; (ii) multiplied by the Purchase Price.

“JP Morgan Credit Agreement” means that certain Credit Agreement, dated April 25, 2013, among Affinia Group Intermediate Holdings, Inc., Affinia Group, Inc., JPMorgan Chase Bank, N.A. and the lenders party thereto.

“Knowledge of Parent,” “Parent’s Knowledge,” and phrases of similar import mean, with respect to any matter in question relating to Parent or Merger Sub, the actual knowledge of such matter by any of Alfred Weber (President and CEO), Frank B. Jehle (President and Deputy CEO), Emese Weissenbacher (President and CFO), Manfred Wolf (President and General Manager, Automotive and Industrial Business), Sigfrid Steiner (Group VP and GM Automotive Aftermarket) and Jürgen Gabriel (General Counsel), after reasonable due inquiry. The parties acknowledge and agree that the individuals named for Knowledge of Parent purposes are named solely for the purpose of defining the scope of knowledge of Parent and Merger Sub and not for the purpose of imposing any Liability on or creating any duties running from such individuals to Sellers, the Acquired Companies or Parent.

“Knowledge of the Company,” “Company’s Knowledge,” and phrases of similar import mean, with respect to any matter in question relating to the Acquired Companies or the Business, the actual knowledge of such matter by any of Keith Wilson (CEO), Steven Klueg (CFO), David Sturgess (General Counsel), Dave McColley (SVP, Marketing), Greg Dillman (SVP, NA Operations), Tim Ciurlik (SVP, Intl. Operations) and Kay Teixeira (SVP, Human Resources) after reasonable due inquiry. The parties acknowledge and agree that the individuals named for Knowledge of the Company purposes are named solely for the purpose of defining the scope of Knowledge of the Company and not for the purpose of imposing any Liability on or creating any duties running from such individuals to Sellers, the Acquired Companies or Parent.

“Law” means any federal, state, country, provincial, local, municipal foreign or other statute, law, ordinance, regulation, rule, order, directive, code or rule of common law.

“Leakage” means any of the following items from the Balance Sheet Date until the Closing, except to the extent any such items are Permitted Payments or provided for in the Interim Balance Sheet:

(i) any dividend, return of capital or other distribution of profits or assets or other similar payment declared, paid or made by any of the Acquired Companies to any Seller;

(ii) any payment, other than a payment in the Ordinary Course of Business and transactions that are at prices and on terms and conditions not less favorable to the Company

Annex I - 6	Agreement and Plan of Merger

or any Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, by or on behalf of any Acquired Company to or in favor of or for the benefit of, or at the direction of, any Seller;

(iii) the issue of any shares or capital stock, notes, bonds or other securities (or any restricted stock, RSU, option, warrant or other right to acquire the same or phantom stock) of the Company or any of its Subsidiaries to any Seller, other than the issuance of Company Common Stock upon (x) exercise of options to purchase Company Common Stock, (x) vesting of Phantom Shares in participants’ share accounts under the Deferred Compensation Plan and (z) vesting of RSUs, in each case of (x), (y) and (z) above, in the Ordinary Course of Business pursuant to a Contract existing on the date of this Agreement or a Benefit Plan existing on the date of this Agreement;

(iv) other than in the Ordinary Course of Business, any changes to the terms of any borrowing between the Company or any of its Subsidiaries and any Seller;

(v) any payment of any bonus or discretionary payment by the Company or any of its Subsidiaries to any director, officer or employee of the Company or any of its Subsidiaries, other than payments in the Ordinary Course of Business pursuant to a Contract existing on the date of this Agreement or a Benefit Plan existing on the date of this Agreement;

(vi) any payment by the Company or any of its Subsidiaries by reason of or entering into any guarantee or indemnity relating to the obligation of any Seller;

(vii) any payment which an Acquired Company would have received but will not receive by reason of the waiver, forgiveness or release of any amount owed to the Company or any of its Subsidiaries from any Seller or the waiver or release of any claim outstanding against any Seller;

(viii) any redemption or purchase of shares or return of capital by any of the Acquired Companies other than to, or in respect of shares held by, another Acquired Company and other than (x) redemptions in January 2015, December 2015, and January 2016 under and in accordance with RSU Agreements, and (y) the Schertel Payment to the extent such Schertel Payment is reflected in the calculation of the ASA Sale Proceeds;

(ix) any assets, rights or other property sold, acquired or transferred (other than on arm’s length terms at a fair market value) between any Acquired Company on the one hand and any Seller on the other hand;

(x) any Liabilities or debt obligations assumed, incurred or discharged (or any indemnity given in respect thereof) by any Acquired Company for the benefit of any Seller (except any Liabilities of any Acquired Company to indemnify any D&O Indemnified Person);

(xi) the making of or the agreement to make any gift or gratuitous payment by the Company or any of its Subsidiaries to any Seller except to the extent any Seller is an employee of the Company who receives any gift or gratuitous payment in the Ordinary Course of Business;

Annex I - 7	Agreement and Plan of Merger

(xii) the creation of any Encumbrance over any of the assets of the Company or any of its Subsidiaries in favor of or on behalf of or for the benefit of any Seller, other than as contemplated by the ASA Transactions or terminated as of the Closing;

(xiii) to the extent not otherwise included in Transaction Expenses, the payment of any management, monitoring or other shareholder or directors’ fees or bonuses or payments of a similar nature by or on behalf of the Company or any of its Subsidiaries to or for the benefit of or in favor of any Seller;

(xiv) any of the foregoing actions with respect to any Affiliate of any Seller except (i) transactions that are at prices and on terms and conditions not less favorable to the Company or any Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, or (ii) Permitted Payments;

(xv) any payment of Cash and Cash Equivalents to an ASA Entity by an Acquired Company other than payment of Cash and Cash Equivalents to Automotiva directly related to the support the Brazil Filtration Business;

(xvi) any Tax that is payable by an Acquired Company as a result of any of the matters referred to in clauses (i) to (xv) above; and

(xvii) the agreement by any Acquired Company to do any of the matters referred to in clauses (i) to (xv) above.

“Liability” means any indebtedness, obligation and other liability (whether absolute, accrued, matured, contingent (or based upon any contingency), fixed, known or unknown, asserted or unasserted, fixed or otherwise, or whether due or to become due), including, any fine, penalty, judgment, award or settlement respecting any judicial, administrative or arbitration proceeding, damage, loss, claim or demand with respect to any Law.

“Losses” means the amount of any and all losses, damages, obligations, liabilities, claims, awards, assessments, amounts paid in settlement, judgments, orders, decrees, fines, penalties, costs and expenses (including reasonable legal costs and expenses but excluding consequential, special, punitive, indirect, exemplary damages or any damages measured by lost profits or a multiple of earnings).

“Material Adverse Effect” means an effect, event, development, circumstance or change that (a) is or would reasonably be expected to, with the passage of time, be materially adverse to the financial condition, assets, liabilities, business, operations or results of operations of the Acquired Companies, taken as a whole, or (b) that prevents or materially delays the ability of the Company to consummate the Transaction, other than, in the case of clause (a), an effect resulting from an Excluded Matter. “Excluded Matter” means (i) any event, change, state of facts or circumstances or development affecting the economic conditions or securities or financial markets of the United States or any other country or region in the world; (ii) any event, change, state of facts or circumstances or development adversely affecting the industries in which any Acquired Company operates the Business (including legislative or regulatory matters); (iii) any event, change, state of facts or circumstances or development arising in connection with earthquakes, wild fires, floods, mud slides, tsunamis, tornado or other natural disasters, hostilities,

Annex I - 8	Agreement and Plan of Merger

acts of war, or terrorism or police or military actions or any material escalation or material worsening of any such hostilities occurring after the date of this Agreement; (iv) changes (including any cancellation of, or delays in, customer purchases or orders or any reduction in customer order forecasts) resulting from the announcement of this Agreement or the pendency of the Transaction; (v) the effect of any action taken by Parent or its Affiliates that is not permissible pursuant to the terms of this Transaction and is without the consent of any Acquired Company; (vi) any action, or effect of actions taken or not taken by Sellers, any Acquired Company or their respective Affiliates required to be taken or not taken, as applicable, by the terms of this Agreement or with the consent of Parent; (vii) the effect of any changes in GAAP or applicable Law (or the interpretation thereof); or (viii) any failure, in and of itself, by the Acquired Companies to meet financial estimates, projections or forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (except that the underlying facts, events or circumstances causing or contributing to such failure may be taken into account in determining whether a Material Adverse Effect has or would reasonably be expected to have occurred unless specifically excluded under a different clause of this definition and, furthermore, with regard to clauses (i), (ii), (iii) and (vii), such effect, event, fact, development, circumstance or change may be taken into account when determining whether a Material Adverse Effect has or would reasonably be expected to have occurred if such effect, event, fact, development, circumstance or change has a disproportionate impact on the Acquired Companies, taken as a whole, relative to other similarly situated companies in the industries in which the Acquired Companies operate).

“Material Assets” means property and assets of the Business having a replacement cost in excess of Three Million Dollars ($3,000,000) for any losses.

“Material Contract” means any Contract (including any ancillary documents, schedules and exhibits thereto) to which an Acquired Company is a party that is (i) a lease, sublease or similar Contract with any Person (other than an Affiliate of any Seller) pursuant to which any Acquired Company is a lessor or makes available for use to any Person, any Owned Real Property or property that is the subject of the Real Property Leases; (ii) a Contract that restricts the ability of an Acquired Company from transacting any line of business or soliciting any clients or employees of any Person; (iii) a Contract not terminable within twelve (12) months pursuant to which an Acquired Company will expend an amount in excess of Three Million Dollars ($3,000,000) over the course of any twelve (12)-month period or will receive an amount in excess of Three Million Dollars ($3,000,000) over the course of any twelve (12)-month period, other than purchase orders with suppliers or customers entered into in the Ordinary Course of Business; (iv) an employment Contract with any employee of any Acquired Company whose 2014 annual compensation exceeded Two Hundred Thousand Dollars ($200,000) (inclusive of bonuses other than any such agreements that can be terminated without the obligation to pay any severance) or a Contract with any employee of any Acquired Company which provides for payment of any cash or other compensation or benefits upon consummation of the Transaction; (v) a Contract with any labor union or association representing any employee of any Acquired Company; (vi) a Contract relating to the incurrence, assumption or guarantee of any Funded Indebtedness in an amount in excess of One Million Dollars ($1,000,000); and (vii) a Contract for the sale of any assets of the Business having a value in excess of Three Million Dollars ($3,000,000) other than in the Ordinary Course of Business.

Annex I - 9	Agreement and Plan of Merger

“Ordinary Course of Business” means the ordinary or usual course of business of the Business consistent with the Acquired Companies’ past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), the articles or certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, memorandum of association, articles of association or other similar organizational documents of such Person as applicable in such Person’s jurisdiction of formation or organization.

“Pay-off Letter” means, with respect to Closing Indebtedness, a pay-off letter and wire instructions providing the relevant Acquired Company with a confirmation that all Encumbrances and all payment obligations with respect to such indebtedness have been or will have been released effective as of the payment in full of such obligation on the Closing Date as indicated therein.

“Paying Agent” means a paying agent selected by Parent with the Company’s prior approval, which approval shall not be unreasonably conditioned, withheld or delayed, to act as paying agent for the Sellers in connection with the Transaction.

“Pellegrino” means Pellegrino Distribuidora de Autopecas Ltda.

“Pellegrino QPA” means the Quota Purchase and Sale Agreement, dated June 12, 2015, by and between Affinia Canada ULC, Affinia Southern Holdings LLC, Distribuidora Automotiva S.A. and Car Central De Autopecas e Rolamentos Ltda. pursuant to which all of the quotas in Pellegrino will be sold or transferred.

“Per Share Merger Consideration Amount” means the amount set forth on the Distribution Schedule under the heading Per Share Merger Consideration Amount representing an amount equal to (i) the Merger Consideration divided by (ii) the sum of the number of (A) the Shares, (B) the vested RSUs and (C) the Phantom Shares as of the Closing Date.

“Permit” means any franchise, approval, permit, order, authorization, consent, license, registration, certificate, variance or any other similar right obtained from any Governmental Authority.

“Permitted Encumbrances” means (i) Encumbrances related to statutory liens securing payments not yet due; (ii) Encumbrances arising pursuant to any Closing Indebtedness of the Acquired Companies that will be released prior to or as of the Closing or arising pursuant to the Senior Notes Indebtedness; (iii) Encumbrances which do not interfere in any material respect with the use, occupancy or operation of the Owned Real Property or property that is subject to Real Property Leases; (iv) statutory encumbrances incurred or deposits made in the Ordinary Course of Business in connection with workers compensation, employment insurance and other social security legislation; (v) Encumbrances for current Taxes not yet due and payable or for Taxes which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (vi) builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, carrier or other similar Encumbrances arising and continuing in the Ordinary Course of Business for obligations that are not delinquent; (vii) Encumbrances securing non-delinquent rental payments under lease arrangements; (viii) Encumbrances

Annex I - 10	Agreement and Plan of Merger

reflected in the Financial Statements; (ix) zoning, entitlement and other land use and environmental regulations by any Governmental Authority; (x) with respect to the Business, as to the Acquired Companies’ leased assets, statutory interests of the lessors thereof and interests set forth in the applicable lease; (xi) as to any parcel of Owned Real Property, all matters of record (excluding, however, any mortgage, deed to secure debt, deed of trust, security agreement, judgment lien or statutory claim of lien or any other title exception or defect that is monetary in nature, other than those in favor of Parent) and any other easement, encroachment, encumbrance or other condition that does not adversely affect in any material respect, either individually or in the aggregate, the use of such Real Property as currently used by the Acquired Companies’ in the Ordinary Course of Business or render title thereto unmarketable; (xii) as to any real property subject to a Real Property Lease, the rights of the landlords under the Real Property Leases, all matters of record and any other easement, encroachment or encumbrance and Encumbrances related to indebtedness granted by any landlord under a Real Property Lease; and (xiii) other Encumbrances that do not affect in any material adverse respect, either individually or in the aggregate, either the Acquired Companies taken as a whole or the Business taken as a whole.

“Permitted Payments” means any of:

(i) directors’ fees and expenses paid or payable in the Ordinary Course of Business to any Seller that is a director or any director appointed by a Seller to the board of directors of any Acquired Company;

(ii) payments of salary, consulting fees, bonuses or expenses to or for the benefit of any Seller pursuant to the express terms of any service contracts or consulting agreements between any Acquired Company and the relevant Seller entered into in the Ordinary Course of Business;

(iii) payments made by any Acquired Company to any Seller where such payments are on arm’s-length terms and in the Ordinary Course of Business;

(iv) to the extent accrued for in the Interim Balance Sheet, contemplated by the terms of any existing Contracts or otherwise in the Ordinary Course of Business, all payments made or to be made in accordance with (A) any award or payment of any bonuses to current employees of any Acquired Company, (B) any agreement (or amendment to an existing agreement) existing as of the date of this Agreement by any Acquired Company providing for deferred compensation, RSUs, severance or an increase in the compensation payable by any Acquired Company to any such Acquired Company’s directors, officers or employees or (C) any Benefit Plan;

(v) payments of interest on Funded Indebtedness required to be paid pursuant to the terms thereof, which such interest terms shall not be amended without the consent of Parent;

(vi) any payments to be made to any Seller in accordance with this Agreement or the transactions contemplated hereby;

(vii) all payments or transfers made or to be made in accordance with and as otherwise contemplated by the ASA Transactions, to the extent taken into account in connection with the determination of the ASA Sale Proceeds, but in any event including the payment of the Upfront Option Price (as defined in the Call and Put Option Agreement);

Annex I - 11	Agreement and Plan of Merger

(viii) repayment of (A) the JP Morgan Credit Agreement, (B) any Indebtedness (as defined in the JP Morgan Credit Agreement) permitted to be repaid pursuant to Section 6.01 of the JP Morgan Credit Agreement (excluding such Indebtedness payable to any Seller or ASA Entity), (C) other Funded Indebtedness reflected on the Interim Balance Sheet (including, as re-financed after the Balance Sheet Date); (D) inter-company Funded Indebtedness among the Acquired Companies and (E) the AGHI Loan;

(ix) payments with respect to intercompany indebtedness and trade receivables between Acquired Companies in the Ordinary Course of Business;

(x) any of the foregoing actions with respect to any Affiliate of any Seller; and

(xi) the matters set forth on Schedule 12.1.

“Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, including any Governmental Authority.

“Phantom Share” means a notional Share credited to a participant’s Share Account, as such term is defined in the Deferred Compensation Plan.

“PRC” or “China” means the People’s Republic of China and, solely for the purpose of this Agreement, excludes Hong Kong, Macau and Taiwan.

“Pro Rata Share” means, for any particular Seller, the fraction having a numerator equal to the aggregate amount of Merger Consideration that such Seller is entitled to receive pursuant to the Distribution Schedule, and having a denominator equal to the aggregate Merger Consideration that all Sellers are entitled to receive pursuant to Section 2.1.

“Product Liability Obligations” means all Liabilities for damage or injury to any Person (including death), advertising injury or damage to property (including loss of the use thereof) under any theory whatsoever (whether negligence, breach of express or implied warranty, strict liability, failure to warn, design or manufacturing defect, conspiracy, violation of Law or any other theory) arising out of, relating to, or otherwise in respect of, any products (including any part or component and regardless of the date of manufacture) designed, manufactured, assembled, sold or distributed by the Business or any services (regardless of the date of performance) performed by the Business; provided, that Product Liability Obligations shall not include Recall Obligations or any ordinary course warranty obligations under any express or implied warranty, or any other demands or requests in the Ordinary Course of Business with respect to the repair, replacement or return of any products (including any part or component and regardless of the date of manufacture) designed, manufactured, assembled, sold or distributed by the Business or any services (regardless of the date of performance) performed by the Business.

Annex I - 12	Agreement and Plan of Merger

“Purchase Price” means Five Hundred Thirteen Million One Hundred Thousand Dollars ($513,100,000).

“Real Property” means all parcels and tracts of land in which any Acquired Company has an ownership interest, land use rights or leasehold interest.

“Recall” means any “recall” or “campaign” or field service action with respect to repair or replacement.

“Recall Obligations” means all Liabilities with respect to the repair, replacement or return, or any refund or return of the purchase price (or any portion thereof) arising out of, relating to, or otherwise in respect of, any Recall of products (including any part or component and regardless of the date of manufacture) designed, manufactured, assembled, sold or distributed by the Business or any services (regardless of the date of performance) performed by the Business that is issued (i) by a Governmental Authority pursuant to applicable Law, (ii) by a manufacturer or provider to preserve its commercial reputation or goodwill with its customers, or (iii) by a manufacturer or provider pursuant to the express terms of a customer Contract.

“RSU” means a restricted stock unit with respect to shares of Company Common Stock, issued to participants in and pursuant to the Company Stock Incentive Plan.

“RSU Agreements” means those certain agreements with respect to the issuance of RSUs between each RSU Holder and the Company.

“RSU Holder” means a holder of one or more RSUs which are (i) unvested or (ii) fully vested but with respect to which Shares have not been issued pursuant to the terms of the RSU Agreements.

“Schertel Payment” means a payment from an Acquired Company or Affinia Automotiva Ltda. to Mr. Jorge Schertel of an amount to be determined by the Company in consideration for the redemption and waiver of all of Mr. Schertel’s equity interests in the Company and his release of all claims and potential claims against the Acquired Companies, which if made by Automotiva will be funded in whole or in part from a capital contribution from an Acquired Company to Affinia Automotiva Ltda.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” means, collectively, the Stockholders, the RSU Holders and the Deferred Compensation Plan participants holding Phantom Shares.

“Sellers’ Representative Fund Amount” means Two Million Dollars ($2,000,000).

“Senior Notes Indebtedness” means the Funded Indebtedness of the Acquired Companies outstanding as of the Closing Date in respect of the 7.75% senior notes issued by Affinia Group, Inc. pursuant to the Indenture, as determined without giving effect to the consummation of the Transaction and in accordance with GAAP.

Annex I - 13	Agreement and Plan of Merger

“Senior Notes Indebtedness Amount” means the aggregate amount of outstanding principal and accrued but unpaid interest, as of the Closing Date, of the Senior Note Indebtedness.

“Shares” means shares of Company Common Stock.

“Stockholders” means holders of Company Common Stock.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other similar governing body of such Person.

“Tax” means any federal, state, local or foreign income, gross receipts, sales, use, value added, ad valorem, employment, severance, transfer, gains, profits, excise, franchise, property, capital stock, unclaimed property, premium, minimum and alternative minimum or other taxes or similar assessments imposed by any Governmental Authority (whether payable directly or by withholding), together with any interest, penalties, fines, additions to, or additional amounts imposed by, any Governmental Authority with respect thereto.

“Tax Return” means a report, return or other information statement required to be supplied to a Governmental Authority with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Acquired Company.

“Transaction” means the transactions contemplated hereby and by the Transaction Agreements.

“Transaction Agreements” means any agreement, certificate or instrument executed and delivered by the parties or their respective Affiliates in connection with this Agreement.

“Transaction Expenses” means, without duplication, the collective amount of all fees and expenses incurred after May 31, 2015 through the Closing by the Acquired Companies in connection with the sale of the Acquired Companies to outside legal counsel, accountants, advisors, brokers and other third parties as of the Closing; plus all amounts incurred and unpaid through May 31, 2015 that were not accrued on the Interim Balance Sheet; provided, that (i) all out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred by the Acquired Companies in connection with Parent obtaining the Financing pursuant to Section 6.8(a) and (ii) any Second Request Expenses which are less than Eight Million Dollars ($8,000,000) in the aggregate, shall not, in each case, be Transaction Expenses.

Annex I - 14	Agreement and Plan of Merger

Certain Additional Definitions. For all purposes of and under this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section

280G Stockholder Consent	6.7
Additional Escrow Distribution	7.9(e)
Affinia Intermediate	4.7(f)
AGHI Financial Statements	4.7(d)
Agreement	Preamble
Alternative ASA Distribution	1.3(b)(ii)
Alternative Financing	6.8(b)
Applicable Date	4.7(a)
Audited Financial Statements	4.7(b)
Balance Sheet Date	4.7(b)
Benefit Plan(s)	4.14(a)
Certificate of Merger	1.2
Claim Notice	7.9(c)
Closing	1.3(a)
Closing Date	1.3(a)
Commercially Reasonable Terms	6.8(b)
Company	Preamble
Company Subsidiary	4.4
Delayed Closing Date	1.3(b)(i)
D&O Costs	7.5(b)
D&O Expenses	7.5(b)
D&O Indemnifiable Claim	7.5(b)
D&O Indemnified Person	7.5(a)
D&O Indemnifying Party	7.5(b)
Debt Documents	6.8(b)
Deferred Compensation Payment Amount	2.5(e)
Disclosure Schedules	ARTICLE IV
Disqualified Individual	4.14(c)
Dissenting Shares	2.7(b)
Distribution Schedule	2.4
DOJ	6.5(b)
Effective Time	1.2
Equity Interest	4.4
Exchange Fund	2.5(a)
Environmental Reports	4.19(d)
FCPA	4.23
Financial Statements	4.7(b)
FTC	6.5(b)
Hogan Lovells	12.18
HSR Act	6.5(b)
Improvements	4.16(f)
Initial Escrow Distribution	7.9(e)
Intercompany Sales	7.11(a)

Annex I - 15	Agreement and Plan of Merger

Interim Balance Sheet	4.7(b)
Interim Financial Statements	4.7(b)
IRS	4.14(a)
Key Customers	4.11
Key Suppliers	4.11
Leased Improvements	4.16(f)
Leased Real Property	4.16(c)
Letter of Transmittal	2.5(c)
Material Permits	4.18(b)
Merger	1.1
Merger Consideration	2.1
Merger Sub	Preamble
Outside Date	11.1(b)
Owned Improvements	4.16(f)
Owned Land Use Rights	4.16(b)
Owned Real Property	4.16(a)
Parent	Preamble
Parent Closing Notice	1.3(b)
Paying Agent Agreement	2.5(a)
Present Fair Salable Value	5.9
Real Property Leases	4.16(c)
Recommendation	4.2
Related Person	4.24
Representatives	4.7(b)
Required Stockholder Consent	4.2
RSU Payment Amount	2.5(d)
Sarbanes Oxley Act	4.7(a)
Schedule	ARTICLE IV
Second Request Expenses	12.2
Sellers’ Representative	10.1(a)
Sellers’ Representative Fund Distribution Amount	10.1(f)
Solvency; Solvent	5.9
Specified Court	12.14
Surviving Corporation	1.1
Transaction Litigation	7.8
Transfer Taxes	8.2
UKBA	4.23
U.S. and Foreign Trade Control Laws	4.26

Annex I - 16	Agreement and Plan of Merger